PURCHASE AGREEMENT BY AND AMONG EHEALTH, INC., WEALTH, HEALTH AND LIFE ADVISORS, LLC (D/B/A GOMEDIGAP), THE MEMBERS, THE MEMBER OWNERS AND KEVIN WALBRICK AS MEMBER REPRESENTATIVE Dated as of January 16, 2018

TABLE OF CONTENTS

		Page
ARTICLE I PURCHASE AND SALE		2
1.1	Purchase and Sale of Membership Interests	2
1.2	Earnout Consideration	5
1.3	Closing	9
1.4	Withholding Taxes	9
1.5	Tax Treatment	10
1.6	Deliveries of the Company and the Member Parties	10
1.7	Post-Closing Adjustments to Closing Cash Consideration	13
1.8	Taking of Further Action	15
ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		15
2.1	Organization and Good Standing	16
2.2	Authority and Enforceability	16
2.3	Governmental Approvals and Consents	17
2.4	No Conflicts	17
2.5	Company Capital Structure	17
2.6	Company Financial Statements; Internal Financial Controls	19
2.7	No Undisclosed Liabilities	19
2.8	No Changes	20
2.9	Tax Matters	20
2.10	Real Property	22
2.11	Title and Sufficiency of Assets	23
2.12	Intellectual Property	23
2.13	Material Contracts	27
2.14	Employee Benefit Plans	30
2.15	Employment Matters	32
2.16	Litigation	33
2.17	Insurance	34
2.18	Governmental Authorizations	34
2.19	Compliance with Legal Requirements	34
2.20	Referral Partners, Carriers, Field Marketing Organizations and Suppliers	35
2.21	Interested Party Transactions	38
2.22	Books and Records	38
2.23	Brokers and Finders	38
2.24	Vote Required	39
2.25	Complete Copies of Documents	39
2.26	Regulatory	39
2.27	Representations Complete	40
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBER PARTIES		40
3.1	Ownership of Membership Interests	41
3.2	Absence of Claims by the Member Parties	41
3.3	Litigation	41
3.4	Authority	42
3.5	No Conflict	42
3.6	Brokers' and Finders' Fees	42

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TABLE OF CONTENTS (continued) Page -ii- 3.7 Governmental Filings and Consents ................................................................................. 42 3.8 Full Disclosure .................................................................................................................. 42 3.9 Accredited Investor; Rule 144 .......................................................................................... 43 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT ............................................. 44 4.1 Organization and Good Standing ...................................................................................... 44 4.2 Authority and Enforceability ............................................................................................ 44 4.3 Governmental Approvals and Consents ............................................................................ 44 4.4 Capital Resources ............................................................................................................. 45 4.5 Brokers’ and Finders’ Fees ............................................................................................... 45 4.6 Compliance with Regulation D ......................................................................................... 45 4.7 Valid Issuance ................................................................................................................... 45 ARTICLE V CONDUCT OF THE COMPANY BUSINESS PRIOR TO THE CLOSING ...................... 45 5.1 Affirmative Conduct of Business of the Company ........................................................... 45 5.2 Forbearance of the Company ............................................................................................ 45 ARTICLE VI ADDITIONAL AGREEMENTS ......................................................................................... 48 6.1 No Solicitation .................................................................................................................. 48 6.2 Efforts to Close ................................................................................................................. 49 6.3 Access to Information ....................................................................................................... 50 6.4 Notification of Certain Matters ......................................................................................... 50 6.5 Confidentiality .................................................................................................................. 51 6.6 Public Announcement ....................................................................................................... 51 6.7 Contracts ........................................................................................................................... 51 6.8 Tail Policies ...................................................................................................................... 52 6.9 Tax Matters ....................................................................................................................... 52 6.10 Restrictions on Transfer .................................................................................................... 53 6.11 Release and Waiver .......................................................................................................... 54 6.12 Transfer of Membership Interests ..................................................................................... 56 6.13 Securities Laws Exemption; Restrictions; Stop-Transfer Instructions; Legends .............. 56 6.14 Financials .......................................................................................................................... 58 6.15 Commissions ..................................................................................................................... 58 6.16 Further Assurances ........................................................................................................... 58 ARTICLE VII CONDITIONS TO THE TRANSACTION ........................................................................ 59 7.1 Conditions to Obligations of Each Party .......................................................................... 59 7.2 Conditions to Obligations of Parent .................................................................................. 59 7.3 Conditions to Obligations of the Company and the Member Parties................................ 62 ARTICLE VIII INDEMNIFICATION ....................................................................................................... 62 8.1 Survival of Representations and Warranties ..................................................................... 62 8.2 Indemnification ................................................................................................................. 63 8.3 Limitations on Indemnification......................................................................................... 65 8.4 Indemnification Claim Procedures ................................................................................... 67 8.5 Right to Satisfy Indemnification Claims by Reducing Earnout Amounts ........................ 70 8.6 Member Representative .................................................................................................... 71 8.7 Reliance on Member Representative ................................................................................ 73

TABLE OF CONTENTS (continued) Page -iii- ARTICLE IX TERMINATION, AMENDMENT AND WAIVER ........................................................... 74 9.1 Termination ....................................................................................................................... 74 9.2 Effect of Termination ........................................................................................................ 74 9.3 Amendment ....................................................................................................................... 74 9.4 Extension; Waiver ............................................................................................................. 75 ARTICLE X GENERAL PROVISIONS .................................................................................................... 75 10.1 Notices .............................................................................................................................. 75 10.2 Interpretation ..................................................................................................................... 76 10.3 Entire Agreement .............................................................................................................. 76 10.4 Assignment ....................................................................................................................... 77 10.5 Severability ....................................................................................................................... 77 10.6 Specific Performance ........................................................................................................ 77 10.7 Other Remedies ................................................................................................................. 77 10.8 Governing Law ................................................................................................................. 77 10.9 Consent to Jurisdiction ...................................................................................................... 77 10.10 WAIVER OF JURY TRIAL ............................................................................................. 78 10.11 USA Patriot Act Compliance ............................................................................................ 78 10.12 No Third-Party Beneficiaries ............................................................................................ 78 10.13 Counterparts ...................................................................................................................... 78

-iv- EXHIBITS Exhibit A Defined Terms Exhibit B Key Employees Exhibit C Company PIAA Employees Exhibit D Form Company PIIA Exhibit E Form of Escrow Agreement SCHEDULES Schedule 1.1(h)(xi) Schedule 1.2(a)(i) Schedule 1.2(a)(v) Schedule 1.2(a)(vi) Schedule 1.2(a)(xiv) Schedule 1.2(a)(xv) Schedule 1.2(a)(xvi) Schedule 1.2(a)(xxi) Schedule 1.2(a)(xxii) Schedule 1.6(j) Schedule 1.6(k)(ii) Schedule 5.2(b) Schedule 6.7(b)(1) Schedule 6.7(b)(2) Schedule 7.2(g)(iv) Schedule 8.2(a)(viii) Disclosure Schedule

PURCHASE AGREEMENT THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 16, 2018 by and among eHealth, Inc., a Delaware corporation (“Parent”), WEALTH, HEALTH AND LIFE ADVISORS, LLC (d/b/a GoMedigap), a Texas limited liability company (the “Company”), WHL Advisors, Inc., a Texas corporation, and Qavah Ventures, LLC, a Texas limited liability company (collectively, the “Members”), Richard Cantu and Kevin Walbrick (collectively, the “Member Owners”, and together with the Members, the “Member Parties”) and Kevin Walbrick as the exclusive representative of the Members in connection with the transactions contemplated by this Agreement (the “Member Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Exhibit A. RECITALS WHEREAS, the Members are (1) the sole parties to the Company Agreement of the Company, dated March 22, 2013, by and between the Members (the “Operating Agreement”) and (2) collectively the holders are the legal and beneficial owners of 100% of the Membership Interests of the Company. WHEREAS, Richard Cantu is the legal and beneficial owner of 100% of the outstanding securities of WHL Advisors, Inc. WHEREAS, Kevin Walbrick is the legal and beneficial owner of 100% of the outstanding securities of Qavah Ventures, LLC. WHEREAS, the Members have agreed to sell to Parent, and Parent has agreed to purchase from the Members 100% of the Membership Interests upon the terms and subject to the conditions set forth herein (the “Membership Interest Purchase”). WHEREAS, the Member Parties have unanimously adopted and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions. WHEREAS, the managers of the Company (the “Managers”) have carefully considered the terms of this Agreement and have unanimously determined that the terms and conditions of the transactions contemplated by the Agreement and the documents referenced herein to which the Company is party are in the best interests of the Company. WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: (i) each of the persons listed on Exhibit B (collectively, the “Key Employees”) has entered into employment arrangements with Parent to be effective as of the Closing Date pursuant to his or her execution and delivery of an employment agreement (the “Key Employee Employment Agreement”), (ii) each Key Employee has entered into and delivered to Parent a noncompetition and nonsolicitation agreement to be effective as of the Closing Date (collectively, the “Noncompetition Agreements”), and (iii) each of the persons listed on Exhibit C (collectively, the “Company PIAA Employees”) has entered into and executed an employee proprietary information agreement with the Company in the form attached hereto as Exhibit D (such agreement, the “Company PIIA”). WHEREAS, Parent and the Member Parties desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions contemplated hereby.

-2- NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows: ARTICLE I PURCHASE AND SALE 1.1 Purchase and Sale of Membership Interests. (a) Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Members shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed assigned and transferred and delivered, to Parent all Membership Interests free and clear of all Liens and any other rights or claims of others, and Parent shall purchase such Membership Interests from the Members, for the consideration set forth in Section 1.1(b). As a result of such transactions, and the other transactions contemplated hereby, at and following the Closing, Parent will own all of the issued and outstanding Membership Interests and the Company will be a wholly owned Subsidiary of Parent. The transactions contemplated in this Section 1.1(a), together with the other transactions contemplated in this Agreement are collectively referred to herein as the “Transactions”. (b) Consideration. (i) Closing Consideration. Upon the terms and subject to the conditions set forth in this Agreement, promptly following the Closing (but on the Closing Date, if Closing is before 12:00 p.m. Pacific time, and on the next Business Day if Closing occurs at or after 12:00 p.m. Pacific time), Parent shall (A) deliver to WHL Advisors, Inc. without interest, an amount equal to the Closing Cash Preferred Consideration and the Closing Stock Preferred Consideration and (B) deliver to each Member an amount, without interest, equal to such Member’s Pro Rata Ordinary Payment Portion of (i) the Closing Cash Ordinary Consideration (subject (as more fully set forth herein) to reduction for (x) applicable Tax withholding, including any income or employment tax withholding required under the Code or any provision of Tax law and (y) the amounts that Parent is entitled to withhold to fund the Escrow Fund pursuant to Section 1.1(g)), and (ii) the Closing Stock Ordinary Consideration. Notwithstanding anything in this Agreement to the contrary, for purposes of clarity, any amounts contributed to the Company by or on behalf of a Member Party shall be deemed to be satisfied upon such Member Party’s receipt of the Closing Consideration as set forth in this Section 1.1(b)(i) and shall not be considered to constitute Closing Indebtedness, and any and all obligations of the Company for such payments shall be fully released on Closing pursuant to Section 6.11(b). (ii) Post-Closing Payments. Following the Closing, the Members may have a right to receive additional consideration pursuant to the terms set forth in Section 1.2 (Earnout Consideration) and Section 8.4(h) (Payment of Indemnification Claims from Escrow Fund; Distribution of Escrow Fund), each in accordance with the terms thereof. (c) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Membership Interest Purchase. Any Member who would otherwise be entitled to receive a fraction of a share of Parent Common Stock after aggregating all shares issued to such Member shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded to the nearest whole cent.

-3- (d) No Partial Purchases Required. Each of the Members hereby consents to the payment of the portion of the Aggregate Consideration for distribution in the manner provided for in this Agreement and as reflected on the Closing Consideration Spreadsheet. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to consummate the Closing if any of the Member Parties have not executed and delivered a counterpart to this Agreement to Parent as a Member hereunder or if any of the Membership Interests are unable to be sold, assigned, conveyed, transferred and delivered to Parent at the Closing in the manner set forth in this Section 1.1. The Members shall provide the Parent with all information reasonably requested by Parent in connection with the payment of consideration contemplated hereby. (e) Transfer Restrictions; Rights not Transferable. The shares of Parent Common Stock that the Members are entitled to receive pursuant to this Agreement shall be subject to certain transfer and other restrictions, terms and conditions set forth in this Agreement, under applicable state and federal securities Legal Requirements, and any encumbrances or restrictions imposed as a result of the nature or identity of the applicable Member. The rights of the Members under this Agreement as of immediately prior to the Closing are personal to each such Member and, except as agreed to in writing by the parties hereto and such Member, shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. (f) Maximum Aggregate Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration payable or distributable by Parent hereunder exceed the Aggregate Consideration. (g) Escrow Deposit. By virtue of this Agreement and as partial security for any adjustments to the Closing Cash Consideration pursuant to Section 1.7 and Section 8.2(a)(iv), Parent shall withhold from the consideration payable to each Member at Closing pursuant to Section 1.1(b)(i)(B) an amount of cash equal to such Member’s Pro Rata Ordinary Payment Portion of the Adjustment Escrow Amount and deposit such amount with the Escrow Agent (such total aggregate amount and all interest earned thereon, the “Adjustment Escrow Fund”). By virtue of this Agreement and as partial security for the indemnity obligations provided in Article VIII, Parent shall withhold from the consideration payable to each Member at Closing pursuant to Section 1.1(b)(i)(B) an amount of cash equal to such Member’s Pro Rata Ordinary Payment Portion of the Indemnification Escrow Amount and shall deposit such amount with the Escrow Agent (such total aggregate amount and all interest earned thereon, the “Indemnity Escrow Fund”). The Adjustment Escrow Fund and the Indemnity Escrow Fund, together, are referred to herein as the “Escrow Fund.” The right of each Member to receive the portion of the Escrow Fund deposited with the Escrow Agent shall be subject to the terms of (and, if applicable, shall be reduced as provided in) this Agreement. Distributions of any cash from the Escrow Fund shall be governed by the terms of the Escrow Agreement, Section 1.7(f)(ii) and Section 8.4(h). The Escrow Agreement shall provide that any amount remaining in the Adjustment Escrow Fund after the final determination of the Closing Net Working Capital Amount in accordance with terms of Section 1.7 and the final resolution of any claims under Section 8.2(a)(iv) that have been made prior to the final resolution of the Closing Net Working Capital Amount shall be distributed to the Members in accordance with their Pro Rata Ordinary Payment Portions. The adoption of this Agreement and the approval of the Transaction shall constitute approval of all the arrangements relating to the Escrow Fund, including, without limitation, the appointment of the Member Representative. (h) Closing Consideration Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Adjustment Escrow Amount” shall be an amount equal to $250,000.

-4- (ii) “Aggregate Consideration” shall mean an amount equal to the sum of all consideration that has been paid to the Members pursuant to Section 1.1(b)(i) (Closing Consideration), Section 1.2(e) (Distribution of Earnout Amounts) and Section 8.4(h) (Payment of Indemnification Claims from the Escrow Fund; Distribution of the Escrow Fund). (iii) “Closing Cash Consideration” shall mean: (i) Fifteen Million Dollars ($15,000,000), minus (ii) the amount, if any, by which the Net Working Capital Target exceeds the Closing Net Working Capital Amount, minus (iii) the amount of Closing Indebtedness, minus (iv) the amount of any Transaction Expenses that have not been paid prior to Closing, minus (v) the Change In Control Payments payable in connection with the Closing (including any payments made in connection with the Closing under the Bonus Plan), and minus (v) all Pre-Closing Taxes that have not been paid prior to Closing. (iv) “Closing Cash Ordinary Consideration” shall mean an amount of cash equal to (i) the Closing Cash Consideration minus (ii) the Closing Cash Preferred Consideration. (v) “Closing Cash Preferred Consideration” shall mean $2,812,500. (vi) “Closing Consideration” shall mean an amount equal to the sum of the Closing Cash Consideration and the Closing Stock Consideration. (vii) “Closing Stock Consideration” shall mean 294,637 shares of Parent Common Stock. (viii) “Closing Stock Ordinary Consideration” shall mean a number of shares of Parent Common Stock equal to (i) the Closing Stock Consideration minus (ii) the Closing Stock Preferred Consideration. (ix) “Closing Stock Preferred Consideration” shall mean 55,244 shares of Parent Common Stock. (x) “Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Closing, including any penalties, premiums or other amounts that would be associated with the full repayment and retirement of such Indebtedness following the Closing and any Indebtedness that will arise in connection with the Closing. (xi) “Closing Net Working Capital Amount” shall mean the amount equal to: (i) the aggregate amount, without duplication, of all current assets of the Company and its Subsidiaries, taken as a whole, as of immediately prior to the Closing, minus (ii) the aggregate amount, without duplication, of all current liabilities of the Company and its Subsidiaries, taken as a whole, as of immediately prior to the Closing, prepared on the same basis as the month-end balance sheets of the Company for the period from January 31, 2014 through September 30, 2017 as set forth on Schedule 1.1(h)(xi); provided, that current liabilities in clause (ii) shall not include Closing Indebtedness, Transaction Expenses, Change In Control Payments payable in connection with the Closing or the payment of the First Earnout Amount or Second Earnout Amount, Transaction Payroll Taxes resulting from the Bonus Plan, or Pre-Closing Taxes. (xii) “Escrow Amount” shall be an amount equal to the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.

-5- (xiii) “Indemnification Escrow Amount” shall be an amount equal to $500,000. (xiv) “Net Working Capital Target” shall be an amount equal to $0. (xv) “Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent. (xvi) “Parent Trading Price” shall mean $16.97. 1.2 Earnout Consideration. (a) Earnout Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Budget Schedule” shall have the meaning set forth in Schedule 1.2(a)(i) contemplating the resources to be made available to the Business following the Closing during the Earnout Period. (ii) “Cause” shall mean (i) any act of personal dishonesty taken by the Key Employee in connection with his or her responsibilities as an employee of Parent or any of its Subsidiaries (including the Company) which is intended to result in substantial personal enrichment of the Key Employee, (ii) the Key Employee’s conviction of, or plea of nolo contendere to, a felony which materially harms the business or reputation of Parent or any of its Subsidiaries (including the Company), (iii) the Key Employee’s gross misconduct, (iv) the Key Employee’s material breach of any confidentiality agreement or invention assignment agreement between the Key Employee and Parent or any of its Subsidiaries (including the Company), or (v) the Key Employee’s continued and willful failure to perform his or her employment duties (except by reason of disability) after the Key Employee has received a written demand of performance from Parent or any of its Subsidiaries (including the Company), as applicable, which specifically sets forth the factual basis for Parent’s or any of its Subsidiaries’ (including the Company) belief that the Key Employee has not substantially performed his or her duties and has failed to cure such non-performance to Parent’s or any of its Subsidiaries’ (including the Company) satisfaction within fifteen (15) business days after receiving such notice. (iii) “Earnout Amount” shall mean either the First Earnout Amount or the Second Earnout Amount, as applicable. (iv) “Earnout Cash Consideration” shall mean either the First Earnout Cash Consideration or Second Earnout Cash Consideration, as applicable. (v) “Earnout Business” shall have the meaning set forth in Schedule 1.2(a)(v). (vi) “Earnout Default Event” shall have the meaning set forth in Schedule 1.2(a)(vi). (vii) “Earnout Period” shall mean either the First Earnout Period or the Second Earnout Period, as applicable. (viii) “Earnout Stock Consideration” shall mean either the First Earnout Stock Consideration or Second Earnout Stock Consideration, as applicable.

-6- (ix) “Earnout Target” shall mean either the First Earnout Target or the Second Earnout Target, as applicable. (x) “First Earnout Amount” shall have the following meaning: (1) if New Enrollments during the First Earnout Period are less than or equal to the First Earnout Threshold, then the “First Earnout Amount” shall mean an amount equal to zero; (2) if New Enrollments during the First Earnout Period are greater than the First Earnout Threshold but less than the First Earnout Target, then the “First Earnout Amount” shall mean an amount equal to $15,000,000, multiplied by a fraction, (x) the numerator of which is the New Enrollments during the First Earnout Period, and (y) the denominator of which is the First Earnout Target; and (3) if New Enrollments during the First Earnout Period are equal to or greater than the First Earnout Target, or if an Earnout Default Event is finally determined pursuant to Section 1.2 to have occurred during the First Earnout Period, then the “First Earnout Amount” shall mean an amount equal to $15,000,000; provided, however, notwithstanding anything else set forth herein, that the First Earnout Amount shall under no circumstances exceed $15,000,000. (xi) “First Earnout Cash Consideration” shall mean an amount of cash equal to (1) the First Earnout Amount multiplied by 66.67% minus (2) the Change in Control Payments payable in connection with the payment of the First Earnout Amount. (xii) “First Earnout Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient of (A) an amount equal to the First Earnout Amount multiplied by 33.33%, divided by (B) the Parent Trading Price. (xiii) “First Earnout Period” shall mean a period of time that commences at 12:01 AM Pacific Time on January 1, 2018 (regardless of whether the Closing should occur prior to or after January 1, 2018) and ends at 11:59 PM Pacific Time on December 31, 2018. (xiv) “First Earnout Target” shall have the meaning set forth in Schedule 1.2(a)(xiv). (xv) “First Earnout Threshold” shall have the meaning set forth in Schedule 1.2(a)(xv). (xvi) “New Enrollments” shall have the meaning set forth in Schedule 1.2(a)(xvi). (xvii) “Second Earnout Amount” shall have the following meaning: (1) if New Enrollments during the Second Earnout Period are less than or equal to the Second Earnout Threshold, then the “Second Earnout Amount” shall mean an amount equal to zero; (2) if New Enrollments during the Second Earnout Period are greater than the Second Earnout Threshold but less than the Second Earnout Target, then the “Second Earnout Amount” shall mean an amount equal to $15,000,000, multiplied by a fraction, (x) the numerator

-7- of which is the New Enrollments during the Second Earnout Period, and (y) the denominator of which is the Second Earnout Target; and (3) if New Enrollments during the Second Earnout Period are equal to or greater than the Second Earnout Target or if an Earnout Default Event is finally determined pursuant to Section 1.2 to have occurred during the First Earnout Period or Second Earnout Period, then the “Second Earnout Amount” shall mean an amount equal to $15,000,000; provided, however, notwithstanding anything else set forth herein, that the Second Earnout Amount shall under no circumstances exceed $15,000,000. (xviii) “Second Earnout Cash Consideration” shall mean an amount of cash equal to (1) the Second Earnout Amount multiplied by 66.67% minus (2) the Change in Control Payments payable in connection with the payment of the Second Earnout Amount. (xix) “Second Earnout Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient of (A) an amount equal to the Second Earnout Amount multiplied by 33.33%, divided by (B) the Parent Trading Price. (xx) “Second Earnout Period” shall mean a period of time that commences at 12:01 AM Pacific Time on January 1, 2019 and ends at 11:59 PM Pacific Time on December 31, 2019. (xxi) “Second Earnout Target” shall have the meaning set forth in Schedule 1.2(a)(xxi). (xxii) “Second Earnout Threshold” shall have the meaning set forth in Schedule 1.2(a)(xxii). (xxiii) “Triggering Event” shall have the meaning set forth in Schedule 1.2(a)(vi). (b) Triggering Event Notice. (i) If, following the Closing and during an Earnout Period, the Member Representative believes that a Triggering Event has occurred, then the Member Representative shall promptly provide written notice to Parent of such Triggering Event (such notice, a “Triggering Event Notice”), which notice shall provide a reasonably detailed description of the Triggering Event. (ii) Following Parent’s receipt of the Triggering Event Notice, Parent shall have twenty (20) days to cure the deficiency causing the alleged Triggering Event. (iii) If, by 11:59 p.m. on the date that is the twentieth (20th) day after the date Parent receives the Triggering Event Notice (such date, the “Triggering Event Consideration Period”), Parent notifies the Member Representative that Parent has cured the deficiency causing such Triggering Event, or Parent notifies the Member Representative in writing that Parent disputes the Member Representative’s determination that a Triggering Event has occurred (such notice, the “Triggering Event Dispute Notice”), then representatives of Parent and the Member Representative shall meet at least once on a date no later than 10 days after the Triggering Event Consideration Period to attempt to resolve the dispute. (iv) If Parent and the Member Representative are unable to resolve the dispute, or if Parent does not deliver a Triggering Event Dispute Notice prior to the expiration of the

-8- Triggering Event Consideration Period, then the determination of whether a Triggering Event occurred and whether it resulted in an Earnout Default Event will be settled after the end of the applicable Earnout Period pursuant to the dispute resolution process set forth in Section 1.2(d). (c) Determination of Earnout Amounts. (i) No later than 20 Business Days after the last day of the applicable Earnout Period (the “Earnout Calculation Delivery Date”), Parent shall prepare and deliver to the Member Representative a written statement (the “Earnout Calculation Statement”) setting forth in reasonable detail Parent’s determination of New Enrollments for such applicable Earnout Period and Parent’s calculation of the applicable Earnout Amount and each Member’s Pro Rata Ordinary Payment Portion of such Earnout Amount for such Earnout Period (the “Earnout Calculation Statement”). (ii) If the Member Representative disputes Parent’s determinations or calculations in an Earnout Calculation Statement, the Member Representative shall notify Parent in writing by 5:00 PM Pacific Time on the 30th day following the receipt of such Earnout Calculation Statement of such dispute (such date, with respect to such Earnout Calculation Statement, the “Earnout Dispute Deadline” and such notice, the “Earnout Dispute Notice”), which Earnout Dispute Notice shall provide a reasonably detailed description of such dispute, including whether the Member Representative believes an Earnout Default Event has occurred and the Member Representative’s calculation of the applicable Earnout Amount and each Member’s Pro Rata Ordinary Payment Portion of such Earnout Amount. If the Member Representative does not deliver an Earnout Dispute Notice on or before the Earnout Dispute Deadline with respect to such Earnout Calculation Statement, then Parent’s calculation of the Earnout Amount and each Member’s Pro Rata Ordinary Payment Portion of such Earnout Amount in the applicable Earnout Calculation Statement shall be deemed conclusive, final and binding on the parties hereto and none of the Members or the Member Representative will be permitted to dispute such determination. (iii) If the Member Representative timely delivers an Earnout Dispute Notice with respect to such Earnout Calculation Statement to Parent, and Parent and the Member Representative are unable to mutually agree on the applicable Earnout Amount and each Member’s Pro Rata Ordinary Payment Portion of such Earnout Amount within 30 Business Days following receipt by Parent of the Earnout Dispute Notice, then the determination of the Earnout Amount will be settled pursuant to the dispute resolution process set forth in Section 1.2(d). (d) Arbitration. Either Parent or Member Representative may demand arbitration of any dispute described in Section 1.2, which arbitration shall be conducted in San Francisco, California, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Member Representative an opportunity, adequate in the judgment of the arbitrator, to discover relevant information from the other party about the subject matter in dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. Parent and the Member Representative shall provide the arbitrator with all requested information and documentation related to the subject matter of the applicable dispute. The decision of the arbitrator with respect to the matters in dispute shall be final, conclusive and binding upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award,

-9- judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. (e) Distribution of Earnout Amounts. (i) Following the First Earnout Period and the final determination of the First Earnout Amount pursuant to this Section 1.2, subject to the other terms and conditions of this Agreement, including Section 1.2(d), Parent shall, within ten (10) days of such final determination following the First Earnout Period, deliver to each Member, without interest, such Member’s Pro Rata Ordinary Payment Portion of (A) the First Earnout Cash Consideration and (B) the First Earnout Stock Consideration, as such amounts may be reduced pursuant to Sections 1.2(f) and 8.5. Following the Second Earnout Period and the final determination of the Second Earnout Amount pursuant to this Section 1.2, subject to the other terms and conditions of this Agreement, including Section 1.2(d), Parent shall, within ten (10) days of such final determination following the Second Earnout Period, deliver to each Member, without interest, such Member’s Pro Rata Ordinary Payment Portion of (A) the Second Earnout Cash Consideration and (B) the Second Earnout Stock Consideration, as such amounts may be reduced pursuant to Sections 1.2(f) and 8.5 (ii) In the event an Earnout Amount becomes payable under this Agreement, each Member shall promptly provide any information reasonably requested by Parent or the Member Representative in order to effect the payments hereunder to the Member Representative, and the Member Representative shall, upon receiving such information from each Member, promptly provide such information to Parent. (iii) The right of any Member to receive any Earnout Amount: (A) shall not be evidenced by a certificate or other instrument; (B) shall not be assignable or otherwise transferable by such Member; (C) shall not accrue or pay interest on any portion thereof; and (D) does not represent any right other than the right to receive the consideration set forth in this Section 1.2. Any attempted transfer of the right to the Earnout Amounts by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void. (f) Right of Setoff. Notwithstanding anything set forth in this Agreement to the contrary, the Members’ rights to receive their respective portion of the Earnout Amounts (if any) shall be subject to the set-off rights provided for in Section 8.5. 1.3 Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the closing of the sale to and purchase by Parent of the Membership Interests under this Agreement (the “Closing”) shall occur on the second (2nd) Business Day following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105-1126, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” 1.4 Withholding Taxes. The Company, Parent and the Escrow Agent shall be entitled to deduct and withhold from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. (federal or local) Tax law, or under any Legal Requirements or applicable Orders. Any withholding required with respect to the issuance of Parent Common Stock to a Member shall be deducted from the cash portion of the amounts payable hereunder to such Member. To the extent such

-10- amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. 1.5 Tax Treatment. The parties acknowledge and agree that, in accordance with Revenue Ruling 99-6, the Transactions will be treated for U.S. federal income tax purposes as (1) a sale of the interests of a partnership by the Members and (2) a purchase of the Company’s assets by Parent in a taxable transaction. Parent, the Company and the Members shall (i) report the transactions contemplated by this Agreement in all respects consistently with the foregoing for U.S. federal, state and local Tax purposes and (ii) not take any actions or positions inconsistent with the foregoing unless required by a final “determination” within the meaning of Section 1313(a) of the Code. 1.6 Deliveries of the Company and the Member Parties. (a) At or prior to the Closing, the Company shall, and the Member Parties shall cause the Company to, deliver to Parent, in the manner and form, and to the locations reasonably specified by Parent, all of the documents contemplated to be delivered by the Company to Parent pursuant to the terms of this Agreement at or prior to the Closing (including pursuant to the terms of Article VII), including the deliveries set forth in this Section 1.6. (b) Closing Consideration Spreadsheet. (i) At least three (3) Business Days prior to the Closing, the Company shall, and the Member Parties shall cause the Company to, deliver to Parent a spreadsheet certified as complete and accurate by the Chief Executive Officer of the Company (the “Closing Consideration Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein: (1) the calculation of the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration, Closing Cash Consideration and all components thereof, including its good faith estimate of the Closing Net Working Capital Amount, the Closing Indebtedness, the Transaction Expenses not paid as of the Closing, the Change In Control Payments payable upon the Closing and not paid as of the Closing and Pre-Closing Taxes not paid as of the Closing; (2) the calculation of the Closing Stock Preferred Consideration, the Closing Stock Ordinary Consideration and the Closing Stock Consideration; (3) with respect to each Member: (i) the name, address and email address of such Member, (ii) whether such Member is a current or former employee of the Company, (iii) the Membership Interests held by such Member, (iv) the date of acquisition of such Membership Interests, (v) whether any Taxes are to be withheld in accordance with Section 1.4 from the consideration that such Member is entitled to receive, (vi) the portion of the Closing Cash Consideration that such Member is entitled to receive in the Transaction, (vii) the portion of the Closing Stock Preferred Consideration, Closing Stock Ordinary Consideration and the Closing Stock Consideration that such Member is entitled to receive in the Transaction, (viii) the Pro Rata Ordinary Payment Portion and Pro Rata Indemnity Portion of such Member, and (ix) the amount of cash to be deposited into the Escrow Fund on behalf of such Member pursuant to the terms of this Agreement. (ii) In the event that any information set forth in the Closing Consideration Spreadsheet becomes inaccurate at any time prior to the Closing, the Company shall, and the Member Parties shall cause the Company to, deliver a revised Closing Consideration Spreadsheet, together with a

-11- new certification consistent with Section 1.6(b)(i), whereupon such revised Closing Consideration Spreadsheet shall be deemed to be the “Closing Consideration Spreadsheet” for all purposes of and under this Agreement. (iii) The Company and each Member acknowledges and agrees that Parent, Escrow Agent and Parent’s agents shall be entitled to rely on the allocation of the Closing Consideration set forth in the Closing Consideration Spreadsheet for purposes of making any payments hereunder, and their obligations to pay any portion of the Closing Consideration will be satisfied to the extent paid per the terms of the Closing Consideration Spreadsheet. (c) Preparation and Delivery of Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent a good faith estimate of the unaudited consolidated balance sheet of the Company as of the Closing Date, which shall be prepared on the same basis as the month-end balance sheets of the Company for the period from January 31, 2014 through September 30, 2017 as set forth on Schedule 1.1(h)(xi) (the “Closing Date Balance Sheet”), and based on the Closing Date Balance Sheet, a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) the Closing Net Working Capital Amount, (ii) the amount of Closing Indebtedness, (iii) the amount of Transaction Expenses that have not been paid prior to Closing, (iv) the Change In Control Payments payable upon the Closing and (v) the amount of Pre-Closing Taxes that have not been paid as of Closing, together with a calculation of the Closing Cash Consideration based on the foregoing amounts. The Pre-Closing Statement, the calculation of the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration and the Closing Cash Consideration and the components of each thereof shall be prepared in accordance with the definitions set forth in this Agreement. The Pre-Closing Statement shall be based on the Closing Date Balance Sheet and shall fairly and accurately present the calculation of the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration and the Closing Cash Consideration (and the individual components of each thereof). The Closing Date Balance Sheet shall be subject to the reasonable review and comment of Parent (provided, that, (i) Parent must provide comments within two Business Days of the Company’s delivery to Parent of the Closing Date Balance Sheet and (ii) the Company shall not have to revise the Closing Date Balance Sheet to reflect Parent’s comments to the extent the Company disagrees with any such comments), and shall be used to determine the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration and the Closing Cash Consideration to be paid at Closing. The Closing Net Working Capital Amount used to calculate the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration and the Closing Cash Consideration at Closing is referred to herein as the “Estimated Closing Net Working Capital Amount.” The Pre-Closing Statement shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company. (d) Escrow Agreement. At or prior to the Closing, (i) the Company shall, and the Member Parties shall cause the Company to, deliver to Parent a copy of the Escrow Agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”), validly executed by the Member Representative and (ii) Parent shall deliver to the Member Representative a copy of the Escrow Agreement, validly executed by Parent and the Escrow Agent. (e) FIRPTA Certificate. At the Closing, the Company shall have delivered to Parent a valid and duly executed certificate from the Company in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-11T(d)(2). (f) Resignation Letters. At or prior to the Closing, the Company shall have delivered to Parent letters from each manager and officer of the Company resigning from such position as manager and/or officer with effect as of the Closing Date, and confirming that no outstanding amount or

-12- indemnity or compensation (excluding ordinary course compensation for the then-current pay period reflected in the calculation of the Closing Net Working Capital Amount in the Pre-Closing Statement) remains or will be due to such manager and/or officer by the Company in connection with such position or resignation (the “Resignation Letters”), provided that the Key Employees shall not be required to resign at the Closing as the co-chief executive officers of the Company. (g) Financials. Prior to Closing, the Company shall have delivered to Parent the 2017 Financials and the Closing Interim Financials. (h) Certificates. At or prior to the Closing: (i) the Company shall have delivered to Parent a certificate from the Company (the “Company Certificate”), validly executed by the Chief Executive Officer of the Company, to the effect that, as of the Closing, the conditions set forth in Sections 7.2(a)(i), 7.2(a)(iii) (with respect to the Fundamental Representations of the Company), 7.2(b)(i), 7.2(c), 7.2(d) and 7.2(e) have been satisfied; (ii) the Company shall have delivered to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (the “Company Authorization Certificate”), certifying the (A) Certificate of Formation, including all amendments thereto, as amended to date, (B) Company’s Operating Agreement, including all amendments thereto, as amended to date, (C) the written consent of the Managers, unanimously adopting this Agreement and approving the Membership Interest Purchase and the Transactions, and (D) written consent of the Member Parties, unanimously adopting this Agreement and approving the Membership Interest Purchase and the Transactions; and (iii) the Company shall have delivered to Parent a certificate from the Member Parties (the “Member Parties’ Certificate”) validly executed by each of the Member Parties for and on each such Member Party’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 7.2(a)(ii), 7.2(a)(iii) (with respect to the Fundamental Representations of such Member Party) and 7.2(b)(ii), solely with respect to the representations, warranties and covenants applicable to such Member Party, have been satisfied. (i) Termination or Amendment of Agreements. At or prior to the Closing, the Company shall, and the Member Parties shall have caused the Company to have provided evidence to Parent that the Company terminated each of the Terminated Agreements and amended each of the Amended Agreements in accordance with Section 6.7(b), in each case effective as of and contingent upon the Closing and, from and after the Closing, each Terminated Agreement shall be of no further force or effect and each Amended Agreement shall remain in full force and effect, as amended. (j) Consents. At or prior to the Closing, the Company shall, and the Member Parties shall have caused the Company to have delivered to Parent all necessary consents, waivers and approvals and other confirmations, acknowledgments and deliveries of parties to any Contract as set forth on Schedule 1.6(j) hereto (the “Third Party Consents”). (k) Payoff Letters; Release of Liens. (i) Payoff Letters. No later than two (2) Business Days prior to the Closing Date, the Company shall, and the Member Parties shall cause the Company to obtain from each holder of Indebtedness of the Company, and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid

-13- interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”). (ii) Release of Liens. At the Closing, the Company shall, and the Member Parties shall cause the Company to provide evidence to Parent that the Company has filed all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 1.6(k)(ii)). (l) Investor Questionnaire. At or prior to the Closing, each Member Party shall have delivered a completed Investor Questionnaire to the Parent. (m) Stock Power; Stock Certificates. At or prior to the Closing, each Member Party shall, and hereby directs the Company to, deliver to Parent a Stock Power and/or the original certificates representing such Members’ Membership Interests, duly endorsed or accompanied by an instrument of transfer. (n) Form W-9. At or prior to the Closing, each Member shall have completed and delivered to Parent any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information requested by or on behalf of Parent. (o) Operating Agreement. At or prior to the Closing, the Company shall, and the Member Parties shall cause the Company to provide evidence to Parent that the Company has terminated the Operating Agreement effective as of and contingent upon the Closing, such that the Company has no Liabilities or obligations under the Operating Agreement. (p) Memorandum of Understanding. At or prior to the Closing, the Company shall, and the Member Parties shall cause the Company to provide evidence to Parent that the Memorandum of Understanding has been terminated effective as of and contingent upon the Closing such that the Company has no further Liabilities or obligations under the Memorandum of Understanding. (q) Good Standing Certificate. At or prior to the Closing, the Company shall have delivered to Parent a certificate of status from the Secretary of State of the State of Texas, dated within three Business Days prior to the Closing Date, certifying that the Company is in existence and has authority to transact business in the State of Texas. (r) Carrier Assignments. At or prior to the Closing, the Company shall have delivered evidence to Parent that each Member Party has validly and properly assigned all of its rights and obligations under each commercial contract, agreement or arrangement with a Carrier (regardless of whether such contract or arrangement is in writing), such that, following such assignment, the Company or Parent shall be the sole agent of record on and entitled to receive agent/broker commissions for the insurance policies sold pursuant to each such commercial contract, agreement or arrangement. 1.7 Post-Closing Adjustments to Closing Cash Consideration. (a) Preparation and Delivery of Post-Closing Statement. Within ninety (90) days following the Closing, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Member Representative a statement (the “Post-Closing Statement”), setting forth Parent’s good faith calculation of the Closing Net Working Capital Amount.

-14- (b) Review of Post-Closing Statement. The Member Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Member Representative shall deliver to Parent a written statement accepting or disputing Parent’s calculation of the Closing Net Working Capital Amount in the Post-Closing Statement. In the event that the Member Representative shall dispute Parent’s calculation, the Member Representative shall deliver to Parent a statement that sets forth a reasonably detailed itemization of the Member Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). If the Member Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, then Parent’s calculation of the Closing Net Working Capital Amount set forth in the Post-Closing Statement shall be final and binding for purposes of this Section 1.7(b) with respect to the calculation of the Closing Net Working Capital Amount. (c) Reasonable Efforts. If the Member Representative delivers a Dispute Statement within the Review Period, Parent and the Member Representative shall each use reasonable efforts to resolve by written agreement any disputes as to the calculation of the Closing Net Working Capital Amount (as so resolved, the “Agreed Adjustments”). If the Member Representative and Parent so resolve all such disputes, the calculation of the Closing Net Working Capital Amount as adjusted by the Agreed Adjustments shall be deemed to be final and binding for purposes of this Section 1.7(c) with respect to the calculation of the Closing Net Working Capital Amount. (d) Dispute Resolution. If the objections raised by the Member Representative in the Dispute Statement regarding the calculation of the Closing Net Working Capital Amount are not resolved by Agreed Adjustments within the thirty (30) day period provided in Section 1.7(b), then, within seven (7) Business Days after the end of such thirty (30)-day period, the objections that remain unresolved (the “Disputed Items”), together with any supporting documentation as either Parent or the Member Representative may choose to submit, shall be submitted by the Member Representative and Parent for final binding written resolution to a nationally-recognized independent accounting firm that is mutually selected by Parent and the Member Representative (the “Independent Accountant”). The Independent Accountant shall act as an accounting expert and not as an arbitrator, and shall issue a final and binding resolution with respect to the calculation of the Closing Net Working Capital Amount in a manner consistent with this Agreement. Parent and the Member Representative agree to execute, if requested by the Independent Accountant, a reasonable engagement letter, and shall use reasonable efforts to cause the Independent Accountant to issue its written determination as to the calculation of the Closing Net Working Capital Amount within twenty (20) Business Days after such Disputed Items have been so submitted to the Independent Accountant, and the determination by the Independent Accountant as to the calculation of the Closing Net Working Capital Amount will be final and binding for purposes of this Section 1.7 and shall not be subject to dispute, appeal, Action or challenge for any reason. The Independent Accountant shall consider only those items and amounts in Parent’s and the Member Representative’s respective calculations of the Closing Net Working Capital Amount as of the Closing which are identified as Disputed Items. The scope of the disputes to be resolved by the Independent Accountant shall be limited to correcting mathematical errors and determining whether the calculation of the Closing Net Working Capital Amount was determined in a manner consistent with the terms of this Agreement, and the Independent Accountant shall not make any other determination. The Independent Accountant’s determination of the Closing Net Working Capital Amount shall be based solely on written materials submitted by the parties (i.e., not on an independent review). The costs and expenses of the Independent Accountant shall be borne as follows: (i) 100% shall be borne by either Parent or the Members if such party was the losing party before the Independent Accountant and its calculation of the applicable Closing Net Working Capital Amount varied by more than 15% from the Closing Net Working Capital Amount as determined by the Independent Accountant, and (ii) in all other cases, 50% shall be promptly paid by Parent and 50% shall be promptly paid by the Members. The Closing Net Working

-15- Capital Amount, after giving effect to any Agreed Adjustments and to the resolution of Disputed Items by the Independent Accountant, shall be deemed to be final and binding for purposes of this Section 1.7. (e) Access. The parties shall make available to Parent, the Member Representative and, if applicable, the Independent Accountant, such books, records and other information (including work papers and historical financial information, to the extent in the other party’s possession) as any of the foregoing may reasonably request to prepare and review the Pre-Closing Statement, the calculation of the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration and the Closing Cash Consideration, the Post-Closing Statement, the calculation of the Closing Net Working Capital Amount therein or any Disputed Items submitted to the Independent Accountant. (f) Post-Closing Payments. (i) The Closing Net Working Capital Amount, as finally adjusted pursuant to this Section 1.7, is referred to herein as the “Final Closing Net Working Capital Amount”. (ii) If the Estimated Closing Net Working Capital Amount exceeds the Final Closing Net Working Capital Amount (such excess amount, the “Negative Adjustment”), then, within five (5) Business Days after the determination of the Final Closing Net Working Capital Amount pursuant to this Section 1.7, (A) Parent and the Member Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Fund the amount of the Negative Adjustment in immediately available funds by wire transfer to an account or accounts designated by Parent in writing and (B) the Escrow Agent shall release the remainder of the Adjustment Escrow Fund, if applicable, to the Members in accordance with their respective Pro Rata Ordinary Payment Portions by wire transfers to accounts designated by the Members in writing in accordance with Section 1.1(g), subject to the Member’s indemnification obligations in Section 8.2(a)(iv). If the Negative Adjustment exceeds the amount held in the Adjustment Escrow Fund at such time, Parent shall have the option to either recover such shortfall from the Indemnity Escrow Fund (in which case the Member Representative and Parent shall deliver to the Escrow Agent joint written instructions for the payment of such amount from the Indemnity Escrow Fund) or set off such amount against any Earnout Amount(s) due and payable in accordance with Section 8.5. (iii) Any payment made under this Section 1.7, to the maximum extent permitted by applicable Legal Requirements, shall be treated for all Tax purposes as an adjustment to the Closing Cash Consideration. 1.8 Taking of Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all of the Membership Interests, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article II to which such information

-16- relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article II, and (B) any other representations and warranties set forth in this Article II (other than Section 2.7), if and solely to the extent that it is readily apparent on the face of such disclosure that such disclosure applies to such other representations and warranties, the Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows: 2.1 Organization and Good Standing. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas. The Company has the requisite limited liability power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business, is not in a state of suspension, and is in good standing as a foreign corporation, in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its respective businesses make such qualification or license necessary to its respective businesses, each as currently conducted, except where the failure to be so qualified or licensed is not material to the Company. The Company has Made Available true, correct, complete and current copies of its Certificate of Formation and Operating Agreement, each in full force and effect on the date hereof. Neither the Member Parties nor the Managers have approved or proposed any amendment to the current Certificate of Formation or Operating Agreement. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. (b) The Company does not own any shares of capital stock or any interest in, nor does it control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company does not have, and has never had, any Subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest, or control, directly or indirectly, in any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person. (c) Section 2.1(c) of the Disclosure Schedule lists the managers and officers of the Company. 2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and otherwise necessary for the consummation of the Transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation of the Transactions and the other transactions contemplated hereby and thereby has been duly and validly authorized by all necessary action on the part of the Company. The Managers have, by written consent (not thereafter modified or rescinded), unanimously (i) determined that it is fair to, advisable and in the best interests of the Members to enter into this Agreement, and to consummate the Transaction upon the terms and subject to the conditions of this Agreement, and (ii) approved this Agreement, the Related Agreements, the Transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Company or the Member Parties is necessary to authorize this Agreement, the Related Agreements or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Transaction or any other transactions contemplated hereby or thereby. None of such actions by the Managers has been amended, rescinded or modified. This Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the

-17- Company and the Member Parties pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and the Member Parties, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or will constitute) a legal, valid and binding obligation of each of the Company and the Member Parties, enforceable against each of the Company and the Member Parties in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. 2.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Member Party in connection with the execution and delivery of this Agreement or the execution and delivery of any Related Agreement to which the Company or any Member Party is a party, or the consummation of the transactions contemplated hereby or thereby. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti- takeover statute or regulation or anti-takeover provision in the Operating Agreement is applicable to the Company, any Membership Interest, this Agreement, the Transaction or any of the other transactions contemplated by this Agreement. 2.4 No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto, the consummation of the Transactions contemplated hereby and thereby, in each case, will not (a) materially conflict with or materially violate the Operating Agreement, (b)(i) conflict with, (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, (iii) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, (iv) require any notice, consent or waiver under, or (v) result in the loss of any benefit to which the Company is entitled under, any Contract, permit, Lien or other interest to which the Company is a party or by which the Company is bound or to which the assets of the Company is subject, (c) result in the creation or imposition of any Lien upon any assets of the Company, or (d) violate any Legal Requirements applicable to the Company or any of its properties or assets. Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers, notices and approvals of parties to any Material Contracts as are required thereunder in connection with the Transaction, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing. 2.5 Company Capital Structure. (a) Section 2.5 of the Disclosure Schedule sets forth a true, correct and complete list of the beneficial and record owners of all of the Membership Interests. Other than the Membership Interests set forth in Section 2.5 of the Disclosure Schedule, the Company has no other Equity Interests authorized, issued or outstanding and has not made any promises (whether or not enforceable, written or oral) to issue any Equity Interests, and no Person other than the Member Parties has any Equity Interests in the Company, stock appreciation rights, units, share schemes, calls or rights, or is party to any Contract (other than this Agreement) of any character to which the Company has or could have an obligation to grant or issue the same. None of the Membership Interests are subject to any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by any Legal Requirement, the Operating Agreement or any Contract to which the Company is a party or by which the Company or any of its assets is bound, obligating the Company or a Member Party to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests in the Company or

-18- other rights to purchase or otherwise acquire any Equity Interests in the Company, whether vested or unvested. The Company is not under any obligation to register any Equity Interests of the Company pursuant to any Legal Requirement, whether currently outstanding or that may subsequently be issued. All of the Membership Interests were issued in compliance with Legal Requirements and all requirements set forth in the Operating Agreement and any applicable Contracts to which the Company is a party or by which the Company or any of its assets are bound, including all rights of participation, rights of first refusal or similar rights. Other than the Operating Agreement and this Agreement, there are no Contracts relating to voting, purchase, sale or transfer of any Membership Interest between or among the Company and/or any of the Member Parties. (b) Neither the Company nor any Subsidiary (i) sponsors or maintains any profits interest plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in interests, cash or otherwise) or (ii) has ever adopted, sponsored or maintained any profits interest plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in interests, cash or otherwise). (c) There are no bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which Member Parties may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from Equity Interests of the Company, that are issued or outstanding as of the date hereof. (d) There is no outstanding Indebtedness of the Company, including Indebtedness of the Company payable to the Member Parties. (e) Section 2.5(e)(i) of the Disclosure Schedule sets forth each Dividend that the Company has declared or made since July 1, 2017. Except as set forth on Section 2.5(e)(ii) of the Disclosure Schedule, each Dividend made or declared at or prior to the date of this Agreement has been paid and satisfied in full prior to, and the Company does not have any outstanding Liabilities with respect thereto as of, the date of this Agreement. (f) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no basis for, any Liability of the Company to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Transaction or otherwise. (g) The allocation of the Closing Consideration and the additional consideration that the Members may have a right to receive pursuant to Section 1.1(b) (Consideration), Section 1.2 (Earnout Consideration) and Section 8.4(h) (Payment of Indemnification Claims from Escrow Fund; Distribution of Escrow Fund) is consistent with applicable Legal Requirements, the Operating Agreement and all other agreements and instruments among the Company and/or any of the Member Parties, and No Member would be entitled to any amounts except as provided in this Agreement. (h) The information contained in the Closing Consideration Spreadsheet will be true, correct and complete as of the Closing Date and the calculations performed to compute such information will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Operating Agreement and all other agreements and instruments among the Company and/or any of the Member Parties, and no Member will be entitled to any amounts as a result of or in connection with the Transaction except as provided in the Closing Consideration Spreadsheet.

-19- (i) The Members’ Membership Interest is evidenced solely by the Operating Agreement and there are no (and there have not been since the Company’s inception) certificates or other instruments representing any Membership Interest. 2.6 Company Financial Statements; Internal Financial Controls. (a) Section 2.6(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheets as of December 31, 2015 and December 31, 2016 (the “Year-End Balance Sheet Date”), and the related unaudited consolidated statements of income, footnotes (annexes), cash flow and members’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheets as of September 30, 2016 and September 30, 2017 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and members’ equity for the nine months then ended (“Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared from the books and records of the Company and in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet,” and the Company’s unaudited balance sheet as of the Year-End Balance Sheet Date is referred to hereinafter as the “Year-End Balance Sheet.” The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. (b) No Related Party has any outstanding indebtedness to the Company. (c) Except as set forth on Section 2.6(c) of the Disclosure Schedule, all commissions to which the Company is entitled but which have not yet been paid to the Company arose in the ordinary course of business and are not subject to any valid set-off or counterclaim. No Person has any Lien on any such commissions of the Company and no request or agreement for deduction or discount has been made with respect to any such commissions. (d) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financials and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financials (such systems and processes are herein referred to as the “Controls”). None of the Company nor any of its officers has identified any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financials that has not been resolved. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financials. 2.7 No Undisclosed Liabilities. The Company does not have any Liability, except for those (a) which have been reflected in the Current Balance Sheet, including proper accrual for bonuses and commissions, (b) which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof that are not material to the Company, individually or in the aggregate, (c) Transaction Expenses incurred pursuant to or in connection with this Agreement, or

-20- the Transactions contemplated hereby, or (d) future executory obligations under Contracts Made Available to Parent that (i) will arise following the Closing Date in the ordinary course of business consistent with past practice and do not arise out of or relate to any breach, violation, default or failure to perform any of the terms of such Contracts at any time at or prior to the Closing and (ii) are not required to be included in a balance sheet prepared in accordance with GAAP. The Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. 2.8 No Changes. Since the Year-End Balance Sheet Date, (a) no Company Material Adverse Effect has occurred or arisen, and (b) the Company has not taken any action, and none of the events have occurred, that would be prohibited by Section 5.2 hereof if taken or occurred after the date hereof and prior to the Closing. 2.9 Tax Matters. (a) Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) with respect to any income or other material Tax required to be filed by or on behalf of the Company with any Governmental Entity on or before the Closing Date (the “Company Returns”): (i) have been timely filed; and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements. The Company has timely paid all Taxes due and payable by it. The Company has delivered or Made Available to Parent accurate and complete copies of all Company Returns filed since January 1, 2014, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent. (b) Reserves for Payment of Taxes. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. The Company has not incurred any Liability for Taxes since the Balance Sheet Date outside of the ordinary course of business. (c) Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. The Company has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. No claim or legal proceeding is pending or threatened against the Company in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable. (d) Legal Proceedings; Etc. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Financials).

-21- (e) [Reserved]. (f) USRPI. Interests in the Company are not partnership interests described in Treasury Regulations Sections 1.897-7T(a) and 1.1445-11T(d)(1). (g) Partnerships. The Company is not a party to any arrangement that is or could reasonably be characterized as a partnership for Tax purposes. (h) Tax Accounting Deferrals. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Legal Requirements with respect to state, local or foreign income Tax) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date. (i) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company is subject to Tax or required to file a Tax Return other than the jurisdictions in which the Company has paid Taxes or filed Tax Returns. The Company is not subject to any Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to any Tax by that jurisdiction. (j) Tax Shelters; Listed Transactions; Etc. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has never participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state, local or non-U.S. Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of U.S. state, local or non-U.S. Tax law). (k) Section 83(b). No Person holds any Membership Interests that are non- transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made. (l) Withholding. The Company: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non- U.S. Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements, and (iii) has timely filed all withholding Tax Returns, for all periods.

-22- (m) Partnership Status. The Company has at all times since formation been treated as a partnership (or entity disregarded as separate from its sole owner) for U.S. federal (and applicable state and local) tax purposes. (n) Tax Incentives. The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. (o) Section 409A. Section 2.9(o) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been since the Company’s inception in operational compliance with Section 409A and has been in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Closing as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent or Company Tax under Section 409A of the Code or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code. 2.10 Real Property. (a) The Company does not own any real property, nor has the Company ever owned any real property. (b) Section 2.10(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company or any Employee of the Company for use in the Business, as well as a description of what operations take place at such location (the “Leased Real Property”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”). Section 2.10(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company does not have, and has never had, any lease, license, sublease or other occupancy right, other than the Lease Agreements. The Lease Agreements have been Made Available and are each in full force and effect and are valid and binding obligations of the Company, and, except as would not be material to the Company, the Company

-23- is not in breach of or default under, nor have they received written notice of any breach of or default under, any Lease Agreements and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, or any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing Liability with respect to such terminated agreements. The Leased Real Property is in good condition and repair, reasonable wear and tear excepted. The Company has no unperformed obligations under the Lease Agreements for maintenance, repair or replacement or the installation of improvements. 2.11 Title and Sufficiency of Assets. (a) The Company has, and will have immediately following the Closing, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens. (b) The assets owned, leased or licensed by the Company at, and as of immediately following, the Closing constitute all of the assets (tangible and intangible, including Intellectual Property Rights) that are used in, held for use in, necessary for, or related to the conduct of the Business as such Business has been conducted, and as such Business is currently contemplated to be conducted, and such assets are adequate and sufficient to enable the Company to conduct the Business (including the use, operation, design, marketing, promotion, modification, development, licensing, distribution, delivery, provision, operation, support, administration, maintenance, and other exploitation of the Company Products and performance of services in the conduct of the Business (including Company Products currently under development) and to own, use, and operate, design, market, promote, modify, license, distribute, deliver, provide, support, administer, maintain, and otherwise exploit the assets in a manner consistent with, and in substantially the same manner as, the conduct of the Business and the ownership, use and operation, design, marketing, promotion, modification, licensing, delivery, provision, support, administration, maintenance, and other exploitation of the assets on the date of this Agreement and during the twelve (12) months prior to the date hereof and in a manner that will not conflict with or violate any rights (including Intellectual Property Rights) of any Person. No licenses or consents from, or payments to, any other person are or will be necessary for the Company to use any of such assets immediately after the Closing in the same manner in which such assets are currently used in the conduct of the Business prior to the Closing or to otherwise operate the Business immediately after the Closing in the manner in which the Business is currently conducted or as currently contemplated by the Company to be conducted. Immediately after the Closing, no restrictions will exist on the Company’s right to use, sell, resell, license or exploit any of the assets or engage in the Business, nor will any restrictions be imposed on the Company as a consequence of the transactions contemplated hereby (in each case, other than those existing on, imposed by or upon Parent or its Subsidiaries). 2.12 Intellectual Property. (a) Registered IP. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.12(a)(i) of the Disclosure Schedule, (A) each item of Registered IP in which the Company has or purports to have an ownership interest; and (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number. Each item of

-24- Company IP that is Registered IP is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection with the Company IP that is Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP. (b) Company IP Contracts. The Company is not a party to any Company IP Contract other than ordinary course licenses to access and use the Company Products granted to end users in the Company’s terms of use. (c) Licensed IP. No Licensed IP has been incorporated into, used in the development, delivery, hosting or distribution of the Company Products (excluding Licensed IP that is (1) licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and (2) is generally available on standard terms for less than $15,000 per copy, seat or user, as applicable). The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company to conduct its businesses without infringing or violating the rights of the licensor thereof. (d) Ownership Free and Clear. The Company exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens. Without limiting foregoing: (i) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights in the Company IP for the Company has signed an agreement sufficient (under the Legal Requirements governing ownership and assignment of Intellectual Property Rights created or developed by such Person) to irrevocably assign such Intellectual Property Rights to the Company, and containing a waiver of moral rights (to the extent applicable under applicable Legal Requirements), and containing confidentiality provisions protecting the Company IP; (ii) no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP; (iii) to the Knowledge of the Company, no employee or independent contractor of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality; (iv) no funding, facilities or personnel of any Governmental Entity were used to develop or create any Company IP, including any international or bilateral fund, institute or organization; (v) the Company has taken all reasonable steps to maintain the confidentiality of all proprietary information held by the Company as a trade secret, including any confidential information or trade secrets provided to the Company under an obligation of confidentiality; and (vi) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person. (e) Sufficiency. The Company IP and Licensed IP constitute all of the Intellectual Property Rights and Intellectual Property that are used or useful in, held for use in, related to or reasonably necessary for the conduct of the business of the Company as currently conducted and currently planned to be conducted by the Company and for Parent to market, modify, develop, license, support, and maintain the Company Products after Closing. (f) Effects of This Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) Parent or the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent or the Company, (ii) Parent or the Company being bound by or subject to, any exclusivity obligation, non- compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

-25- (g) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. (h) No Infringement of Third Party IP Rights. To the Knowledge of the Company, the Company is not infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the businesses of the Company when conducted in substantially the same manner after the date hereof by the Company and after the Closing Date, by Parent, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the date hereof), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement. Without limiting the foregoing, the Company has not received any notice or other communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person or (B) claiming that the Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under the laws of any jurisdiction. (i) Bugs; Errors. To the Knowledge of the Company, none of the Company Products: contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product. (j) No Harmful Code. None of the Company Products owned by the Company contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (“Harmful Code”). (k) Security Measures. The Company has taken reasonable and appropriate steps and implemented reasonable and appropriate procedures to ensure that the information technology systems used in connection with the operation of the Company are free from any Harmful Code. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems. (l) Use of Open Source Code. Section 2.12(l) of the Disclosure Schedule lists (a) each item of the Company Products that is subject to (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero and General Public License (AGPL), and the Apache License); (ii) any license that is substantially similar to any of those licenses listed at http://www.opensource.org/licenses/; and (iii) any Creative Commons license (collectively, “Open Source Software”), and (b) how each item of Open Source Software is used in, linked to, used in the development of, or distributed with, the Company Products. The Company has complied with the terms of each license that governs the use of any such Open Source Software. (m) No License of Source Code. The Company has not disclosed any source code for any Company IP, nor has the Company agreed to disclose any source code for any Company IP to any Person who is not, as of the date of this Agreement an Employee of the Company, or a contractor or agent of the Company who is bound by reasonable confidentiality terms. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably

-26- be expected to, result in the delivery, license or disclosure of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an Employee of the Company. (n) Privacy and Customer Data. Section 2.12(n) of the Disclosure Schedule describes each category of Private Data and Customer Data collected or maintained by or for the Company through any means. The Company, the Company Products, and to the Knowledge of the Company, all Referral Partners, and all Field Marketing Organizations and other third parties that have access to Private Data or Customer Data comply, and have at all times complied, with all (i) Legal Requirements, (ii) Company Privacy Policies, (iii) contractual obligations, (iv) applicable self-regulatory rules, policies, and requirements of any organization of which the applicable Person is or was a member or to which such Person has subscribed, or with which such Person represents or represented compliance, and (iv) applicable published industry standards (including, to the extent applicable to the Company, the PCI Data Security Standard) (collectively, “Privacy Laws and Requirements”) relating to (A) the privacy of Client Members, prospects, leads, insurance applicants, and other users of the Company Products; (B) marketing to, or the transmission, initiation, or other practices relating to email, text messaging, prerecorded telephone messages or other means of telephonic calls or messaging, fax messaging, or other communications (collectively, “Communications”) or consumer protection; and (C) the collection, use, storage, retention, disclosure, security, transfer, disposal, interception, or any other processing of any Private Data or Customer Data. The Company has entered into vendor or supplier agreements (i) in compliance with, and as required by, applicable Privacy Laws and Requirements, and (ii) that have obligated all vendors or suppliers that have been involved in creating, initiating, transmitting, or sending Communications, that have provided any leads or referrals to the Company, or that otherwise have maintained or otherwise processed any Personal Data or Customer Data for the Company, to (A) comply with all applicable Privacy Laws and Requirements and (B) to use reasonable and appropriate measures to prevent unauthorized use or disclosure of any Personal Data or Customer Data maintained or processed in connection with the performance of such services or activities. All Referral Partners have obtained all necessary consents and approvals to permit the Company’s Communications with, and other activities with respect to, Persons who have been the subject of leads or referrals supplied by such Referral Partners. The execution, delivery and performance of this Agreement, and the subsequent transfer of all Private Data and Customer Data maintained by or for the Company to Parent, is and will be compliant with all Privacy Laws and Requirements. Copies of all Company Privacy Policies have been Made Available. Each Company Privacy Policy and all materials distributed or marketed by the Company have at all times made all disclosures to users, leads, Referral Partners, Carriers, Client Members, potential Client Members and customers required by all applicable Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been materially inaccurate, misleading or deceptive. There is not and has not been any complaint to, or any audit, proceeding, investigation (formal or informal) or claim against, the Company or, to the Knowledge of the Company, any of its vendors, suppliers, or Referral Partners, or Carriers (in the cases of Referral Partners or Carriers, to the extent relating to the Company Products or the practices of the Company) by any private party, the Federal Trade Commission, the Department of Health and Human Services, any state attorney general or similar state official or any other Governmental Entity, foreign or domestic, with respect to any Communications or the collection, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Private Data or Customer Data. Without limiting the foregoing, the Company has not received any complaints or notifications regarding any telephone calls placed by or for the Company (including with respect to any allegedly false statements, failure to provide required information or to engage in required practices, failing to honor Do Not Call requests, or the time or manner in which any telephone calls are or have been placed). (o) Security of Private Data and Customer Data. With respect to all Private Data and Customer Data collected, stored, used, maintained, or otherwise processed by or for the Company, the Company has at all times taken all steps reasonably necessary (including implementing and monitoring

-27- compliance with reasonable and adequate measures with respect to technical and physical security) to ensure that the Private Data and Customer Data are protected against loss and against unauthorized access, use, modification, processing, disclosure or other misuse, and no unauthorized access use, modification, processing, disclosure or other misuse of such Private Data or Customer Data has occurred. (p) Third-Party Content. Section 2.12(p) of the Disclosure Schedule sets forth all Contracts under which the Company uses or acquires any right or license to any API or other interface by which Content from a Data Service is made available by the owner or operator of a Data Service, or under which Content from a Data Service otherwise is provided to or accessible by the Company or users of the Company Products through or in connection with the Company Products. The Company (and each of its employees and consultants, and to the Knowledge of the Company, any other Person performing services for the Company) has complied with all Contracts with the operators of Data Services, as well as all terms of use, terms of service, user agreements, and other Contracts applicable to any and all websites, servers, services and databases from or through which the Company (or any of its employees, service providers, consultants, agents, or other Persons performing services for them) have accessed, copied, or obtained any Content (collectively, “Data Access Contracts”). (q) Systems. The computer, information technology and data processing systems, facilities and services owned and used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company. From and after the Closing, to the extent the businesses of the Company are conducted in substantially the same manner after the date hereof, the Company will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would otherwise have been required to pay anyway. (r) Social Media Terms. The Company is materially compliant with the terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Platforms (“Social Media Terms”). No provider of any Social Media Platform has ever prevented the Company from (i) offering any products or services on any Social Media Platform, or (ii) otherwise maintaining any presence on any Social Media Platform, or threatened to do either (i) or (ii). 2.13 Material Contracts. (a) Section 2.13(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (z) under which the Company has or may acquire any right or interest: (i) pursuant to which the Company or any Subsidiary has been appointed as, or has appointed a third Person as, a partner, reseller, distributor, sales representative or marketing affiliate, or providing for revenue sharing;

-28- (ii) wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability of any Person; (iii) imposing any restriction on the right or ability of the Company (or that would purport to limit the freedom of Parent or any of its Affiliates): (A) to engage in any business practices (including any restrictions related to most favored nations provision or any right of first refusal or right of first offer), (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, provide, make available, manufacture or otherwise distribute any of their Intellectual Property or products, or from providing services, to Referral Partners, Carriers, Client Members, potential purchasers of insurance, customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any Intellectual Property; (iv) that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees; (v) that is with an Employee, trainee or temporary worker; (vi) that grants any severance or termination pay or benefits or post- termination payments (in cash or otherwise) to any Employee, consulting or sales agreement, contract or commitment with a firm or other organization; (vii) relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate; (viii) relating to the settlement of any Action; (ix) relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities; (x) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company; (xi) relating to any Indebtedness of the Company or relating to or involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement; (xii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities; (xiii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

-29- (xiv) constituting, relating to or with any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity or (C) a Governmental Entity, including Centers for Medicare and Medicaid Services; (xv) that has a term of more than one year and that may not be terminated by the Company (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company; (xvi) any Contract relating to the development of any Company Products; (xvii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xviii) that is a Licensed IP Contract or an Company IP Contract; (xix) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate; or (B) the performance of services having a value in excess of $25,000 in the aggregate. (xx) any Data Access Contract; (xxi) any Contract with a Carrier, Referral Partner or Field Marketing Organization; (xxii) any intercompany Contract between the Company and any other Related Party; and (xxiii) any Contract not listed in subsections (i) through (xxii) above, which Contract is, or the loss or termination of which would be, material to the Company; (b) Section 2.13(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms. The Company has not materially violated or breached, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any such Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. The Company has not waived any of their rights under any Material Contract. No Person is renegotiating or has a right pursuant to the terms of any Material Contract to renegotiate, any services to

-30- be provided by the Company under any Material Contract or any other term or provision of any Material Contract. The Material Contracts identified in the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. “Material Contracts” means (i) any Contract set forth, and any Contract required to be set forth on such Section of the Disclosure Schedule in order to make the corresponding representations and warranties in this Agreement true and correct on Sections 2.4, 2.5(d), 2.5(i), 2.8, 2.9, 2.10, 2.12, 2.13, 2.14, 2.15, 2.17, 2.21 or 2.23 of the Disclosure Schedule, (ii) Employee Proprietary Information Agreements or other confidentiality or invention assignment agreements with Employees, and (iii) any Contract entered into after the date hereof that would have been required to be disclosed in any such Section of the Disclosure Schedule if such Contract had been entered into on or prior to the date hereof. 2.14 Employee Benefit Plans. (a) Schedule. Section 2.14(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan. No Person, other than an Employee, is or was a member or former member of any Employee Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by law or to conform any such Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan. (b) Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Employee Plan including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by Legal Requirements, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if an Employee Plan is funded, the most recent annual and periodic accounting of such Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all written agreements and contracts relating to each Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all communications to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence and/or notifications to or from any governmental agency or administrative service relating to any Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each Employee Plan, (x) all discrimination tests for each Employee Plan for the three most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Employee Plan. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this subsection (b) above, which would affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. (c) Employee Plan Compliance. The Company and each of its ERISA Affiliates have performed all material obligations required to be performed by them under, and in material compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or

-31- violation by any other party to, any Employee Plan, and each Employee Plan has been established, administered, funded and maintained in all material respects with its terms and in material compliance with all applicable Legal Requirements, including ERISA and the Code. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination letter, advisory letter or opinion letter from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of the Company there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status. No stock or other securities issued by the Company forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan, or against any fiduciary of any Employee Plans with respect to the operation of such Employee Plans. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent, the Company, or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Employee Plans prior to the Closing). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Employee Plan and/or pursuant to applicable Legal Requirements. (d) Bonus Plan Compliance. The Company is in material compliance with all of its bonus, commission and other compensation plans and have paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and are not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans. (e) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. (f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). (g) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

-32- (h) International Employee Plan. The Company does not have nor has ever had any Employees who have performed services for the Company outside of the United States. The Company does not have or maintain, and has never had or maintained, an International Employee Plan. (i) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any Liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other similar applicable Legal Requirements. Section 2.14(i) of the Disclosure Schedule accurately: (i) identifies each Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits. (j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code. (k) There are no outstanding loans or loan balances due by any Employee to the Company or any ERISA Affiliate (other than outstanding advances to Employees in respect of business expenses made in the ordinary course of business consistent with past practice). 2.15 Employment Matters. (a) Section 2.15(a)(1) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year), classification (exempt or non-exempt) pursuant to the applicable law of the state or country of residence, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. The Employees do not accrue vacation over time, the Company does not rollover unused vacation from year-to-year, and the Company has no obligation to pay accrued vacation to any Employee upon such Employee’s termination. To the Knowledge of the Company, no employee listed on Section 2.15(a)(1) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(2) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration. (b) Compliance with Employment Laws. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with

-33- respect to Employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or social security contributions, or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened against the Company or any of its Employees relating to any Employee or Employee Plan. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by the Company and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Employee Plans prior to the Closing). Section 2.15(a) of the Disclosure Schedule lists all Liabilities of the Company to any Employee that would result from the termination by the Company or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.15(b) of the Disclosure Schedule. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern, and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages. (c) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. The Company is not presently, nor have they been in the past, party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company. (d) No Interference or Conflict. To the Knowledge of the Company, no member, director, officer, consultant or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound. 2.16 Litigation. There is no (a) Action pending, or to the Knowledge of the Company, threatened against or affecting the Company, any of the assets or properties of the Company, or the

-34- Transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets or properties (including any inquiry as to the qualification of the Company to hold or receive any Permit) or (c) to the Knowledge of the Company, any Actions pending or threatened against any Interested Party in connection with the business of the Company. The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Entity known to or served upon the Company. There is no Action by the Company pending, threatened or contemplated against any other Person 2.17 Insurance. Section 2.17 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since their inception and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan. 2.18 Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization, including but not limited to all applicable state producer licenses and certifications, (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted, including the management of the Employees, or the holding of any such interest (collectively, “Company Authorizations”) has been made by the Company or issued or granted to the Company, as the case may be. The Company Authorizations are set forth in Section 2.18 of the Disclosure Schedule. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Transaction. The Company has been and is in compliance with the terms and conditions of the Company Authorizations. 2.19 Compliance with Legal Requirements. (a) General. The Company has complied with, and is not in violation of, any Legal Requirement. Since December 31, 2014, the Company has not received any notices of suspected, potential or actual violation with respect to, any Legal Requirement. To the Knowledge of the Company, the Company is not under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of any Legal Requirement. With respect to the payment of commissions on the sale of insurance or otherwise, the Company has received and maintains all producer appointments required by state law.

-35- (b) Export Control Laws. The Company has at all times been in compliance with all applicable Export and Import Control Laws. There are no export control classifications applicable to the Company’s products, services, software and technologies. (c) Anti-Corruption and Anti-Bribery Laws. The Company (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) have not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption and Anti- Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. (d) Environmental Laws. The Company is and has been in compliance with all Environmental Laws in all material respects. The Company has not received any notice of any noncompliance of their past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company. The Company has not (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (ii) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (iii) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (iv) exposed any employee or other individual to any Hazardous Substances so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law. To the Knowledge of the Company, except in compliance with Environmental Laws and in a manner that would not subject the Company to Liability, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time ever owned, operated, occupied or leased. The Company does not have, nor is it required to have, any Permit, for their Hazardous Substance Activities. To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law or the Hazardous Substance Activities of the Company or any other Person. The Company has Made Available to Parent complete and accurate copies of all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company or any of their representatives or advisors. 2.20 Referral Partners, Carriers, Field Marketing Organizations and Suppliers. (a) Section 2.20(a) of the Disclosure Schedule sets forth all referral partners of the Company (including any third parties from which the Company purchases or otherwise obtains potential client leads to whom they Company may attempt to sell insurance) (each, a “Referral Partner”) since January 1, 2016 and indicates the expenses of the Company attributable to leads referred by each such referral partner for the twelve (12) month period ended December 31, 2016 and nine (9) month period ended September 30, 2017. The Company has not received written notice, nor does the Company have

-36- Knowledge, (x) of any circumstances that could reasonably be expected to adversely impact the manner or extent to which the Company conducts business with any Referral Partner, (y) that any Referral Partner intends to cancel, or otherwise materially and adversely modify the amount it charges or its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (z) that any Referral Partner is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to continue providing lead generation services to the Company consistent with past custom and practice. All current and former Referral Partners have obtained prior express written consent from all Persons sufficient to permit all Communications placed or sent by or for the Company to leads obtained from such Referral Partners to comply with all applicable Privacy Laws and Requirements, including the Telephone Consumer Protection Act. (b) (i) Section 2.20(b)(i) of the Disclosure Schedule (the “Carrier Schedule”) sets forth the insurance carriers that the Company has done business with (including any insurance carrier with whom the Company has done business through the use of a Field Marketing Organization and including any insurance carrier with whom any Member Party has a contract, agreement or arrangement (regardless of whether such contract or arrangement is in writing) that the Company has performed services under or with respect to)) (each such insurance carrier, a “Carrier”) since January 1, 2016 and indicates (i) the legal name of the Carrier; (ii) the title and date of the contract, agreement or arrangement; (iii) the person or entity associated with the Company that is the party to such contract, agreement or arrangement; (iv) the person or entity that receives the commissions from such Carrier on behalf of the Company under the contract, agreement or arrangement; (v) a reference to the commission rates the Company is entitled to receive from such Carrier under each contract, agreement or arrangement (and the date thereof if such reference is to a Carrier commission schedule), and if different, the commission rate being paid for Client Members; (vi) the revenue of the Company attributable to such Carrier and such agreement for the twelve (12) month period ended December 31, 2016 and nine (9) month period ended September 30, 2017; (vii) subject to the following sentence, to the Knowledge of the Company, the number of Client Members by insurance product issued by such Carrier under each agreement as of December 18, 2017, based on the Specified Book of Business Report; (viii) subject to the following sentence, the amount of any commission advance the Company has received from such Carrier under each agreement for policies still in an advance period as of December 18, 2017, based, in part, on the Specified Book of Business Report; (ix) subject to the following sentence, the amount of such commission advance that is still subject to clawback by the Carrier as of December 18, 2017, based, in part, on the Specified Book of Business Report; and (x) any Field Marketing Organization relationship of the Company that relates in any manner to such Carrier or the Client Members. The Carrier Schedule is true, accurate, and complete, provided, that, with respect to subpart (vii) above, for purposes of Section 7.2(a) and Article VIII hereof, the Carrier Schedule shall not be deemed to be untrue, inaccurate or incomplete, and subpart (vii) of this Section 2.20(b)(i) shall not be breached or fail to be true, solely to the extent that the actual number of Client Members on Medicare Supplement plans is less than or greater than the number reflected in the Carrier Schedule, so long as the actual total number of Client Members on Medicare Supplement plans is equal to or greater than 26,000, provided further, with respect to subparts (viii) and (ix) above, for purposes of Section 7.2(a) and Article VIII hereof, the Carrier Schedule shall not be deemed to be untrue, inaccurate or incomplete, and subparts (viii) and (ix) of this Section 2.20(b)(i) shall not be breached or fail to be true, solely to the extent that the actual total amount of commission advances the Company has received from all Carriers for policies still in an advance period and the amount of such commission advance that is still subject to clawback by the Carrier are less than the amount of such commission advances and commission advances subject to clawback reflected in the Carrier Schedule. The number of Client Members on Medicare Supplement plans issued by all Carriers in the aggregate is not less than 26,000. The amount of commission advances the Company has received

-37- from all Carriers for policies still in an advance period as of December 18, 2017 is less than $3,180,361 in the aggregate, and the amount of such commission advances that is still subject to clawback by the Carrier as of December 18, 2017 is less than $1,945,832 in the aggregate. To the Knowledge of the Company, the number of Client Members by Carrier and by insurance product has not been reduced nor does the Company have Knowledge that any Carrier has reduced, or proposed to reduce, or intends to reduce, the commission rates paid to the Company referred to on the Carrier Schedule. The Company has not violated or breached or committed any default under any agreement between the Company and any Carrier identified in the Carrier Schedule (any such agreement, a “Carrier Agreement”). If a breach of, a default under, or a termination of a Carrier Agreement would permit a Carrier not to pay any commission, compensation or other payment to the Company that the Company is entitled to under any such Carrier Agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Carrier Agreement; (ii) give any Carrier the right to declare a default or exercise any remedy under any Carrier Agreement; or (iii) give any Carrier the right to cancel, terminate or modify any Carrier Agreement. The Company has not received written notice, nor does the Company have Knowledge, (x) of any circumstances that could reasonably be expected to adversely impact the manner or extent to which the Company conducts business with any Carrier, (y) that any Carrier intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment of commissions, ability to sell product, commission rates or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (z) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to continue providing products and services to Client Members consistent with past custom and practice. (ii) Set forth on Section 2.20(b)(ii) of the Disclosure Schedule is a copy of the Book of Business Report (as defined on Section 2.20(b)(ii) of the Disclosure Schedule) reflecting at least 26,000 Client Members on Medicare Supplement plans (the “Specified Book of Business Report”). The information contained in the Specified Book of Business Reports is true, accurate and complete, provided, that, for purposes of Section 7.2(a) and Article VIII hereof, (x) to the extent the Specified Book of Business Report reflects at least 26,000 Client Members on Medicare Supplement plans, the Specified Book of Business Report shall not be deemed to be untrue, inaccurate or incomplete solely to the extent that the actual number of Client Members on Medicare Supplement plans is less than or greater than the numbers reflected in the Specified Book of Business Report, so long as the actual number of Client Members on Medicare Supplement plans is equal to or greater than 26,000; and (y) the Specified Book of Business Report shall not be deemed to be untrue, inaccurate or incomplete solely to the extent that the actual amount of commission advances the Company has received on policies still in an advance period and the amount of such commission advances that are subject to clawback by Carriers as reflected on the Specified Book of Business Report are less than the amount of commission advances on policies still in an advance period and the amount of commission advances subject to clawback reflected in the Specified Book of Business Report. (c) Section 2.20(c) of the Disclosure Schedule (the “FMO Schedule”) sets forth all field marketing organizations and general agents with which the Company has or had a relationship (each, a “Field Marketing Organization”) since January 1, 2016 and indicates the revenue of the Company that relates in any manner to such Field Marketing Organizations for the twelve (12) month period ended December 31, 2016 and the nine (9) month period ended September 30, 2017. The FMO Schedule identifies the agreement between the Company and the Field Marketing Organization, or if there is no agreement, describes the terms of the relationship between the Company and the Field Marketing Organization, including without limitation, any aspect of the relationship relating to commissions, termination of commissions, amendment of commissions, termination of the relationship and the impact of this Agreement and the Transactions on the relationship. The Company has not received written notice, nor does the Company have Knowledge, (x) of any circumstances that could reasonably be expected to

-38- adversely impact the manner or extent to which the Company conducts business with any Field Marketing Organization, (x) that any Field Marketing Organization intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (y) that any Field Marketing Organization is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to continue its relationship with the Company consistent with past custom and practice. (d) Section 2.20(d) of the Disclosure Schedule contains a true and correct list of the top ten (10) active suppliers of the Company since January 1, 2016 and indicates payments by the Company to such suppliers for the twelve (12) month period ended December 31, 2016 and the nine (9) month period ended September 30, 2017 (each such supplier, a “Top Supplier”) as well as all Contracts by or between the Company and any such Top Supplier. The Company has not received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company consistent with past custom and practice. 2.21 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any Member Party (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21. There are no Contracts with regard to contribution or indemnification between or among any of the Member Parties. Section 2.21 of the Disclosure Schedule sets forth all Interested Party transactions. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company have been on an arms- length basis on terms no less favorable to the Company than would be available from an unaffiliated party. The Company is not a party to any Contract with the Member Representative. 2.22 Books and Records. The Company has Made Available true, correct and complete records of all proceedings, consents, actions taken and summaries of all meetings held, by the respective members and the Managers (and any committees thereof) since the time of incorporation of the Company that are in the possession or control, or that are available to, the Company. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, records of transactions with insurers, commission payment and commission receipt records, records of insurance sales transactions, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects, have been maintained in accordance with reasonable business practices on a consistent basis with prior years, and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in their normally maintained Books and Records. At the Closing, the Books and Records will be in the possession of the Company. 2.23 Brokers and Finders. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment

-39- banking or similar advisory services or any similar charges in connection with the Agreement, all negotiations related thereto, or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company. Section 2.23 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Transaction Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. 2.24 Vote Required. The approval of the Managers and the Members are the only approval necessary to approve and adopt this Agreement and approve the transactions contemplated hereby, including the Transactions. 2.25 Complete Copies of Documents. The Company has Made Available true and complete copies of all documents, Contracts, and other materials set forth on the Disclosure Schedule, and all documents, Contracts, and other materials required to be set forth on the Disclosure Schedule in order to make the corresponding representations and warranties in this Agreement true and correct. 2.26 Regulatory. (a) The Company is, and at all times has been, in compliance with and not in default under on in violation of, any Health Care and Insurance Laws applicable to the Company or its properties or assets, except where such non-compliance, default, or violations would not be, individually or in the aggregate, material to the Company. The Company has not received any written complaint, notice, citation, suspension, revocation or warning from any Governmental Entity alleging, nor, to the Company’s knowledge, has any Governmental Entity otherwise threatened that the Company is in violation of applicable Health Care and Insurance Law, except where such non-compliance, default or violation would not be, individually or in the aggregate, material to the Company. (b) (i) The Company has not (A) received or been subject to any complaint, audit, notice, citation, suspension, revocation, warning, administrative proceeding, review or, to the Knowledge of the Company, investigation by or for a Governmental Entity or any insurance carrier that alleges or asserts that the Company or, or any vendors or suppliers thereof, or any Referral Partner or Field Marketing Organization, has violated any Health Care and Insurance Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been resolved, except as would not be, individually or in the aggregate, material to the Company, or (B) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities and (ii) the Company has not settled, or agreed to settle, any investigations, proceedings or actions brought by any Governmental Entity for a violation of any Health Care and Insurance Laws. There are no restrictions imposed by any Governmental Entity or any insurance carrier upon the business, activities or services of the Company which would restrict or prevent the Company or such Subsidiary from operating as it currently operates, except as would not be, individually or in the aggregate, material to the Company. (c) Since December 31, 2013, the Company has timely filed all reports, statements, documents, registrations, filings and submissions required to be filed under applicable Legal Requirements (including Health Care and Insurance Laws), except where the failure to have done so would not be, individually or in the aggregate, material to the Company. (d) Since December 31, 2013, neither the Company nor any of its employees, officers, directors or individuals with direct or indirect ownership interests of five percent (5%) or more in the Company and, to the Knowledge of the Company, none of the contractors or agents of the Company,

-40- has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from otherwise participating in any state or federal health care program or health exchange, or to the Knowledge of the Company is subject to an investigation, proceeding or action by any Governmental Entity that could result in such suspension, exclusion, or debarment. (e) Neither the Company, or to the Knowledge of the Company, any of its directors, officers, agents, or employees, in their individual capacities, has since December 31, 2013, directly or indirectly (i) made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to or from any Person or entered into any financial arrangement, regardless of form, in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), state insurance law prohibitions against rebates and inducements, or any analogous state laws; or (ii) obtained or maintained favorable treatment in securing business in violation of any applicable Health Care and Insurance Laws or agreements, except for any such offer, solicitation, receipt, arrangement or treatment that would not be, individually or in the aggregate, material to the Company. (f) Since December 31, 2013, the Company has paid and currently are paying or have undertaken to pay commissions to their respective sales and marketing employees and agents in a manner that complies in all material respects with all applicable Health Care and Insurance Laws, carrier agreements, state producer appointment requirements, “business associate agreements” and “web-broker agreements.” (g) The Company has established, maintained and implemented programs, policies, procedures, contracts and systems reasonably designed to cause the Company and its agents and employees to comply with applicable Health Care and Insurance Laws. The Company has been since December 31, 2013, and is now, in compliance in all material respects with the Health Care and Insurance Laws and with all contractual and fiduciary requirements with respect thereto. 2.27 Representations Complete. None of the representations or warranties made by the Company or the Member Parties (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished to Parent pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBER PARTIES Subject to any exceptions that are expressly and specifically set forth in the Disclosure Schedule (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III, if and solely to the extent that it is readily apparent on the face of such disclosure that such disclosure applies to such other representations and warranties), each Member Party hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

-41- 3.1 Ownership of Membership Interests. (a) Such Member Party is the sole legal and beneficial owner of the Membership Interests set forth on Section 3.1 of the Disclosure Schedule and designated as being owned by such Member Party opposite such Member Party’s name on the Closing Consideration Spreadsheet, and has good and valid title with respect to such Membership Interests. Such Membership Interests owned by such Member Party are not subject to any Liens or to any rights of first refusal of any kind, and such Member Party has not granted any rights to purchase such Membership Interests to any other Person. Such Member Party has the sole right to transfer such Membership Interests to Parent. Such Member Party’s Membership Interest constitutes such Member Party’s entire interest in the Equity Interests in the Company and such Member Party does not have the right to acquire, directly or indirectly, any other Equity Interest in the Company. Such Member is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Member Party to sell, transfer, or otherwise dispose of any Membership Interest (other than this Agreement). No person not a signatory to this Agreement has a beneficial interest in or a right to acquire any of such Member Party’s Membership Interest. At the Closing, Parent will receive good and valid title to such Membership Interests, free and clear of all Liens. Such Member Party expressly agrees that the portion of the Closing Consideration to be paid to such Member Party pursuant to this Agreement (subject to reduction pursuant to the terms of this Agreement) is the only consideration such Member Party is entitled to pursuant to the Transaction and the terms of this Agreement. Neither such Member Party nor any prior registered, direct or beneficial holder of such Membership Interests, if any, has previously granted or agreed to grant any ongoing power of attorney in respect of such Membership Interests or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of members or give consents or approvals of any kind as to such Membership Interests. There are no outstanding loans from the Company to such Member Party. (b) 100% of all outstanding securities of each Member is held legally and beneficially by the Member Owners in the proportions set forth in Section 3.1(b) of the Disclosure Schedule. Other than the Equity Interests set forth in Section 3.1(b) of the Disclosure Schedule, each such Member has no other Equity Interests authorized, issued or outstanding and has not made any promises (whether or not enforceable, written or oral) to issue any Equity Interests, and no Person other than the Member Owner has any Equity Interests in such Member, stock appreciation rights, units, share schemes, calls or rights, or is party to any Contract of any character to which such Member has or could have an obligation to grant or issue the same. 3.2 Absence of Claims by the Member Parties. Such Member Party does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law. Such Member Party does not have any claim with respect to ownership of any Intellectual Property Rights and, to the extent that such Member Party (i) is or was an employee or independent contractor of the Company, and (ii) is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for the Company, has signed an Employee Proprietary Information Agreement that is valid and enforceable and sufficient to irrevocably assign such Intellectual Property Rights to the Company, and that contains a waiver of moral rights to the extent not prohibited under applicable Legal Requirements, and that contains confidentiality provisions protecting the Company IP. 3.3 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Member Party, threatened, against such Member Party, arising out of or relating to (i) such Member Party’s beneficial ownership of Membership Interests or rights to acquire Membership Interests, (ii) such Member Party’s capacity as a Member Party, (iii) the Transaction, (iv) any contribution of assets (tangible and intangible) by such Member Party (or any of their affiliates) to the Company (or any of its affiliates), or (v) any other agreement between such Member Party (or any of its affiliates) and

-42- the Company (or any of its affiliates), nor to the knowledge of such Member Party is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of such Member Party, threatened, against such Member Party arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity, nor to the knowledge of such Member Party is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the knowledge of such Member Party, threatened, against such Member Party with respect to which such Member Party has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor, to the knowledge of such Member Party, are there any facts or circumstances that would reasonably be expected to give rise to such an action, suit, claim or proceeding. 3.4 Authority. Such Member Party has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Related Agreements to which such Member Party is a party and the performance of its obligations hereunder and thereby have been duly authorized by all necessary action on the part of such Member Party, and no further action is required on the part of such Member Party to authorize its execution, delivery and performance of this Agreement and any Related Agreements to which such Member Party is a party and the Transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Member Party is a party has been duly and validly executed and delivered by such Member Party, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Member Party, enforceable against each such party in accordance with their respective terms. 3.5 No Conflict. The execution and delivery by such Member Party of this Agreement and any Related Agreement to which such Member Party is a party and the performance of such Member Party’s obligations under this Agreement will not, (a) conflict with (i) any provision of the articles of incorporation, bylaws or other charter or organizational documents of such Member Party, (ii) any Contract to which such Member Party or any of such Member Party’s properties or assets (whether tangible or intangible) is subject, or (iii) any Legal Requirement or Order applicable to such Member Party or such Member Party’s properties or assets (whether tangible or intangible) (b) prevent or delay the Member Party’s ability to consummate the Transaction, or (c) require any consent, waiver or approval from or on behalf of any Person. 3.6 Brokers’ and Finders’ Fees. Such Member Party has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of such Member Party. 3.7 Governmental Filings and Consents. No consent of any Governmental Entity is required on the part of such Member Party in connection with the execution and delivery of this Agreement or the Related Agreements or the performance of its, his or her, as the case may be, obligations hereunder and thereunder, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay such Member Party’s ability to consummate Transaction. 3.8 Full Disclosure. Such Member Party has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Membership Interests owned by such Member Party to Parent on the

-43- basis of such analysis. Such Member Party has such knowledge and experience in business and financial matters to enable such Member Party to understand and evaluate this Agreement and form an investment decision with respect thereto. Such Member Party understands and acknowledges that Parent is entering into this Agreement in reliance upon such Member Party’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Member Party’s indemnification obligations hereunder. 3.9 Accredited Investor; Rule 144. (a) No Registration. Such Member Party understands that the shares of Parent Common Stock to be issued under this Agreement have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member Party’s representations as expressed herein or otherwise made pursuant hereto. (b) Investment Intent. Such Member Party is acquiring the shares of Parent Common Stock to be issued under this Agreement for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Member Party has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Member Party further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the shares of Parent Common Stock to be issued under this Agreement. (c) Investment Experience. Such Member Party can protect its own interests and has such knowledge and experience in financial and business matters so that such Member Party is capable of evaluating the merits and risks associated with acquiring the shares of Parent Common Stock. (d) Speculative Nature of Investment. Such Member Party understands and acknowledges that an investment in Parent is highly speculative and involves substantial risks. Such Member Party can bear the economic risk of the acquisition of the shares of the Parent Common Stock and is able, without impairing such Member Party’s financial condition, to hold the shares for an indefinite period of time and to suffer a complete loss of such Member Party’s investment. (e) Accredited Investor. Such Member Party is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to Parent such further assurances of such status as may be reasonably requested by Parent. Such Member Party has furnished or made available any and all information requested by Parent or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete. (f) Residency. The residency of the Member Party (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on Section 3.9(f) of the Disclosure Schedule. (g) Rule 144. Such Member Party understands and acknowledges that the shares of Parent Common Stock to be issued under this Agreement are considered “restricted securities” under the Securities Act because such shares of Parent Common Stock are being acquired by such Member Party pursuant to this Agreement pursuant to this Agreement pursuant to a transaction not involving a public offering and as a result such shares must be held indefinitely unless subsequently registered under the

-44- Securities Act or an exemption from such registration is available. Such Member Party is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of “restricted” securities subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Parent; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Such Member Party acknowledges and understands that Parent may not be satisfying the current public information requirement of Rule 144 at the time such Member Party wishes to sell the shares, and that, in such event, such Member Party may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Such Member Party acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the shares. Such Member Party understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT Parent hereby represents and warrants to the Member Parties as follows: 4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational or governing documents. 4.2 Authority and Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Parent. This Agreement and any Related Agreements to which Parent is a party have been duly and validly executed and delivered by Parent and constitute the valid and binding obligations of Parent, enforceable against Parent accordance with their terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. 4.3 Governmental Approvals and Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent is a party or the consummation of the Transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws.

-45- 4.4 Capital Resources. Parent will have sufficient cash resources at the Closing to pay the Closing Cash Consideration. 4.5 Brokers’ and Finders’ Fees. Parent has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. 4.6 Compliance with Regulation D. Subject to the accuracy of the Member Party’s representations in Article III, the shares of Parent Common Stock to be issued pursuant to this Agreement will constitute “restricted securities” within the meaning of the Securities Act. At no time was any Member Party solicited by or on behalf of Parent by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated hereby. 4.7 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to this Agreement will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, Parent’s certificate of incorporation, Parent’s bylaws and under applicable state and federal securities laws. ARTICLE V CONDUCT OF THE COMPANY BUSINESS PRIOR TO THE CLOSING 5.1 Affirmative Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Closing, except to the extent that Parent shall otherwise consent in writing, the Company shall, and the Member Parties shall cause the Company to, conduct the business of the Company in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company when due (subject to Parent’s review and consent to the filing of Tax Returns, as set forth in Section 5.2(p)), pay or perform all other Liabilities and obligations of the Company when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact the present business organizations of the Company, use commercially reasonable efforts to keep available the services of the present officers and Employees of the Company, use commercially reasonable efforts to preserve the assets (Intellectual Property, Intellectual Property Rights, and other including intangible assets) and properties of the Company and use commercially reasonable efforts to preserve the relationships of the Company with Referral Partners, Carriers, Client Members, customers, suppliers, publishers distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing. 5.2 Forbearance of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly set forth in Section 5.2 of the Disclosure Schedule, or consented to by Parent in writing, the Company shall not, and the Member Parties shall cause the Company to not, without the prior written consent of Parent: (a) cause or permit any modifications, amendments or changes to the Operating Agreement; (b) other than as set forth on Schedule 5.2(b), declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Membership

-46- Interests, or split, combine or reclassify any Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Membership Interests, or directly or indirectly repurchase, redeem or otherwise acquire any Membership Interests (or options, warrants or other rights convertible into, exercisable or exchangeable for Membership Interests); (c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Membership Interests, Equity Interests, profits interest, profit-sharing or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities; (d) form, or enter into any commitment to form, a Subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof; (e) make or agree to make any capital expenditure or enter into any commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate (other than the payment of rent or payroll in the ordinary course of business and consistent with past practice); (f) acquire or agree to acquire or dispose or agree to dispose of by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s business; (g) other than in connection with the provision of products and services to Carriers, Client Members, prospective insurance purchasers, and customers in the ordinary course of business consistent with past practice, enter into any agreement, contract or commitment (i) for the sale, lease, license or transfer of any Company IP or any agreement contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) for the purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, or (iii) that changes fees, commissions or other amounts to be received or paid by the Company from or to its Referral Partners, Carriers, Client Members, prospective purchasers of insurance, customers or licensees, or in fees set or charged by Persons who have licensed Intellectual Property Rights to the Company; (h) enter into any agreement, contract or commitment with any Person for the development of any Intellectual Property or Intellectual Property Rights; (i) modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy; (j) incur any Indebtedness (other than the obligation to reimburse employees for reasonable travel and business expenses incurred in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company (tangible or intangible) or amend the terms of any outstanding loan agreement; (k) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase

-47- debt securities of any Person or amend the terms of any outstanding loan agreement, or amend or guarantee any Indebtedness of any Person; (l) commence, comprise or settle any Action or threat of any Action by or against the Company or relating to any of their businesses, properties or assets, other than to enforce its rights under this Agreement against Parent; (m) pay, discharge, release, waive or satisfy any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities (i) reflected or reserved against on the Current Balance Sheet or (ii) incurred since the date of the Current Balance Sheet; (n) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by changes to GAAP arising after the date hereof; (o) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss for Tax purposes, amend any Tax Return or file any material Tax Return unless a copy of such amended or material Tax Return has been submitted to Parent for review a reasonable period of time prior to filing and Parent has consented to such filing; (p) (i) hire or offer to hire any employees, other than to hire or offer employees at an hourly wage rate not exceeding $25.00 or a yearly salary rate not exceeding $120,000 or to replace any employee that has resigned or been terminated; or (iii) adopt, modify, amend, or enter into any Employee Plan, pay or agree to pay any special bonus or special remuneration to any Employee, or change or agree to change the salaries, wage rates, employment status, title or other compensation or benefits of any Employee; (q) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, retention payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee other than as required pursuant to the terms of Employee Plans disclosed in the Disclosure Schedule; (r) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent; (s) cancel, amend (other than in connection with the addition of Referral Partners, Carriers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company;

-48- (t) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice; (u) engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Lease Agreements; (v) relinquish any material right in or to Intellectual Property or Intellectual Property Rights, or permit any item of Registered IP to lapse, be cancelled or otherwise be abandoned; (w) engage in or enter into any material transaction or commitment outside the ordinary course of the Company’s business consistent with past practice; (x) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s business or operations, or violate, the terms of any Material Contract, (ii) terminate or amend any Material Contract, or (iii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof; or (y) take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) – (y) of this Section 5.2, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, the actions contemplated to be performed by them hereunder or (ii) cause or result in any of the representations and warranties made by the Company in Article II or Member Parties in Article III of this Agreement to be untrue or incorrect. ARTICLE VI ADDITIONAL AGREEMENTS 6.1 No Solicitation. (a) Commencing on the date hereof and continuing at all times until the earlier to occur of the Closing and the valid termination of this Agreement pursuant to the provisions of Section 9.1, the Company and the Member Parties shall not, and the Company and the Member Parties shall not permit any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, seek, consider, encourage, promote, induce or support (or assist in or cooperate with any Person in) any inquiry, proposal or offer from, furnish any non-public information regarding the Company to, or participate in any discussions or negotiations with, any third party regarding (A) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company, or any amount of Membership Interests (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, or (C) any similar transaction that is not in the ordinary course of business consistent with past practice (each of the transactions described in the preceding clauses (A), (B) and (C) being referred to herein as an “Alternative Transaction”); (ii) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or

-49- desire to agree to, accept, approve, endorse or recommend) any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any Alternative Transaction, (iv) assist or cooperate with any person to make any proposal regarding any Alternative Transaction; (v) submit any Alternative Transaction to the vote of the Member Parties, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Alternative Transaction, or (vii) enter into any Contract with any person providing for an Alternative Transaction. The Company and the Member Parties shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding an Alternative Transactions. (b) In the event that the Company, any Member Party or any of their respective Representatives shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 9.1, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.1(a)(ii) above, the Member Representative, such Member Party or such Representative shall, (1) if such inquiry, offer, proposal, indication of interest or request is in writing, promptly (and in any event within 24 hours) notify Parent thereof, and provide a copy of such inquiry, offer, proposal, indication of interest or request received from a third party, or (2) and if such inquiry, offer, proposal, indication of interest or request is not in writing, promptly (and in any event within 24 hours) notify Parent thereof, and provide a written summary within two (2) Business Days thereof, which summary shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be, and such other information related thereto as Parent may reasonably request. The Company shall, and the Member Parties shall cause the Company to, keep Parent fully informed of the status and details of, and any modification to, any such Alternative Transaction, inquiry, proposal, offer or indication of interest, notice or request and any correspondence or communications related thereto and shall provide to Parent a complete and accurate copy of such Alternative Transaction, inquiry, proposal, offer or indication of interest notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any Member Party shall be deemed to be a breach of this Agreement by the Member Parties. 6.2 Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Transaction set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered by such party hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement;

-50- provided, however, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (c) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing contained in this Agreement shall require Parent to litigate with any Governmental Entity. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction as contemplated hereby. Without limiting the generality of the foregoing, each party hereto shall execute and deliver all agreements and documents to be executed and delivered by such party pursuant to Section 7.2 hereof. The Company and Parent shall use their reasonable best efforts to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, or that Parent or the Company may reasonably request, in connection with the consummation of the transactions contemplated hereby, approvals and consents. To the extent permitted by applicable Legal Requirements, the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or Parent (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission. 6.3 Access to Information. The Company shall, and the Member Parties shall cause the Company to, afford Parent and its Representatives reasonable access, during normal business hours and after reasonable advance notice, during the period from the date hereof and prior to the Closing to (i) all of the properties, Books and Records and Contracts of the Company, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company who will receive an offer letter from Parent or Parent’s designee (provided, that, in the case of this subclause (iii), the Company shall provide such access to Parent and its Representatives promptly following the date of this Agreement, and in any event, no later than three (3) days after the date hereof). The Member Parties agree to cause the Company to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction in accordance with the terms and provisions hereof. 6.4 Notification of Certain Matters. The Company shall, and the Member Parties shall cause the Company to, give prompt notice to Parent of the Company becoming aware of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty made by the Company or the Member Parties in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company or any Member Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an

-51- acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 6.4, however, shall be deemed to modify, amend or supplement the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or prevent or cure any misrepresentations, breach of warranty or breach of covenant. 6.5 Confidentiality. (a) Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3 or any information obtained pursuant to the notice requirements of Section 6.4, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement, dated as of June 8, 2017(the “Confidential Disclosure Agreement”) between the Company and Parent, and the Member Parties shall comply with the Confidential Disclosure Agreement as if they were the Company. Notwithstanding the foregoing, Parent shall be permitted to issue public statements and/or press releases as it deems necessary, in its reasonable discretion. (b) Each Member Party hereby agrees that such Member Party shall not directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than Parent and its Subsidiaries any Confidential Information (as defined below). For the purposes of this Section 6.5(b), “Confidential Information” means all information related to this Agreement and the transactions contemplated hereby (including the Aggregate Consideration payable to such Member Party pursuant to the terms hereof). 6.6 Public Announcement. Neither the Company nor any of the Member Parties will (nor will any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Member Parties and third parties to obtain the consents and approvals required under this Agreement and applicable Legal Requirements) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of Parent. 6.7 Contracts. (a) Notices and Consents. The Company shall, and the Member Parties shall cause the Company to, use reasonable best efforts to obtain all necessary consents, waivers and approvals of any third parties of any parties to any Contract (including all of the Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in connection with the Transaction in order for such Contract to remain in full force and effect from and after the Closing in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Company under such Contracts from and after the Closing. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise require in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), (a) the Company shall not, and the Member Parties shall cause the Company to not, make or commit to make any such payment or provide any such

-52- consideration without Parent’s prior written consent, and (b) if Parent provides such consent, any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement. In the event the Transaction does not close for any reason, Parent shall not have any liability to the Company, the Member Parties or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals. (b) Terminated and Amended Agreements. The Company shall use its reasonable best efforts to, and the Member Parties shall use their reasonable best efforts to cause the Company to, terminate each of the agreements listed on Schedule 6.7(b)(1) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing. The Company shall use its reasonable best efforts to, and the Member Parties shall use their reasonable best efforts to cause the Company to, amend each of the agreements listed on Schedule 6.7(b)(2) (the “Amended Agreements”) to provide for the applicable changes as set forth on such Schedule for each such agreement, in all cases effective as of and contingent upon the Closing. The form and substance of each termination letter and/or amendment agreement shall be subject to prior review and approval by Parent. Upon the Closing, the Company shall, and the Member Parties shall have caused the Company to, have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not, and the Member Parties will cause the Company to not, incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall, and the Member Parties shall cause the Company to, make any payments required to terminate the Terminated Agreements or amend the Amended Agreements and to reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing as Transaction Expenses in the Pre-Closing Statement. In the event the Transaction does not close for any reason, Parent shall not have any liability to the Company, the Member Parties or any other Person for any costs, claims, Liabilities or damages resulting from the Member Parties or the Company seeking to obtain such terminations or amendments. 6.8 Tail Policies. Prior to the Closing, the Company shall purchase for the benefit of its members, managers and officers, an errors and omissions insurance “tail” policy (any such insurance policy, the “E&O Policy”), and such E&O Policy shall have a term for six years following the Closing. The premium for such E&O Policy shall be included in Transaction Expenses. In no event shall Parent take any action that would cause such E&O Policy to cease to be effective, and Parent shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such E&O Policy for the benefit of the members, managers and officers of the Company. 6.9 Tax Matters. (a) Allocation of Closing Consideration. No later than 120 days after the Closing Date, Parent shall deliver to the Member Representative an allocation of the Closing Consideration paid at Closing plus the liabilities of the Company (in each case to the extent properly taken into account for U.S. income Tax purposes) among the assets of the Company and the Noncompetition Agreements (the “Allocation Schedule”), and Parent and the Member Representative shall cooperate in good faith to mutually agree on such allocation within 30 days thereafter. If agreed to, the Allocation Schedule shall be conclusive and binding upon Parent and the Members for all Tax purposes, and the parties agree that all returns and reports (including IRS Form 8594, if required) shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return or take any other Tax position inconsistent with) the Allocation Schedule (except in respect of any payments of a portion of the Aggregate Consideration made to the Members (or returned to Parent) following the Closing, which shall be allocated in a manner reasonably determined by Parent), unless otherwise required by the IRS or other Tax authority.

-53- (b) Responsibility for Taxes and Tax Returns. (i) The Member Representative shall prepare, or cause to be prepared, and Parent shall cause to be filed, all income Tax Returns of or with respect to the Company for all periods ending on or prior to the Closing Date for which the items of income, deductions, credits, gains or losses are passed through to the Members. The Member Representative shall prepare all such Tax Returns in accordance with applicable Legal Requirements and consistent with past practices, except (1) as otherwise required by applicable Legal Requirements and (2) the Members and the Member Representative shall procure that the Company makes an election under Section 754 of the Code for its Tax year ending as a result of the Transactions. The Member Representative shall permit Parent to review and comment on each such income Tax Return of or with respect to the Company at least thirty (30) days prior to the due date for such Tax Return (excluding extensions), shall revise such income Tax Return to reflect Parent’s reasonable comments and shall provide such revised income Tax Return to Parent at least five (5) days prior to the due date for such Tax Return (excluding extensions) for filing. (ii) Except as provided in Section 6.9(b)(i), Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Pre-Closing Tax Period that are filed after the Closing Date. Parent shall provide the Member Representative copies of all material Tax Returns for any Pre-Closing Tax Period that reflects a Tax liability for which the Members are responsible pursuant to this Agreement at least fifteen (15) days prior to their filing, shall permit the Member Representative to review and comment on each such Tax Return prior to filing and shall consider in good faith all reasonable comments timely made by the Member Representative in writing. (c) Cooperation on Tax Matters. Parent, the Company, the Member Representative, and the Members shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and such other party’s cost and expense) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Member Representative, and the Members agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. 6.10 Restrictions on Transfer. Unless this Agreement is validly terminated pursuant to Section 9.1, no Member shall, directly or indirectly, other than with the prior written consent of Parent: (a) sell, gift, assign, transfer (including by merger, combination, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding, or otherwise by operation of law, unless such transfer cannot be avoided under applicable Legal Requirements), pledge, encumber or otherwise dispose of any of the Membership Interests owned by such Member or any voting rights in respect thereof (each a “Transfer”), or enter into any Contract, with respect to any Transfer; (b) deposit any of the Membership Interests owned by such Member into a voting trust or enter into a voting agreement or arrangement or voting pool with respect to such Membership Interests, or grant any proxy or power of attorney with respect to such Membership Interests or call meetings of the Members or give consents or approvals of any kind in connection with such Membership Interests other than as expressly contemplated in this Agreement; or

-54- (c) reduce such Member’s beneficial ownership of, or interest in (by entering into hedging transactions or otherwise), the Membership Interests owned by such Member. 6.11 Release and Waiver. (a) Definitions. (i) “Releasing Party” shall mean each of the following: each Member Party and each of his, her or its current or former Affiliates (other than the Company), officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors and assigns. (ii) “Released Party” shall mean each of the following: the Company and Parent, and their respective current and former Affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders and other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors and assigns. (iii) “Released Matter” shall mean all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, Liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) that such Releasing Party now has, or at any time previously had, or shall or may have in the future, (including as a stockholder, employees, officer, director, contractor or consultant of the Company), arising by virtue of or in any matter arising in connection with or related to any actions or inactions with respect to the Company (including any actions or inactions by the officers, directors, employees, consultants, advisors or other representatives of the Company), or any of their respective affairs on or before the Closing or arising in connection with or related to this Agreement, the Operating Agreement, or any of the Transactions (including any inaccuracies in the Closing Consideration Spreadsheet or the allocation of the Closing Consideration as set forth therein); provided, however, without limiting the other representation, warranties and covenants in this Agreement, the Released Matters shall not include (A) any rights to the receipt of any portion of the Aggregate Consideration in the manner and at the times owed pursuant to this Agreement with respect to Membership Interests owned by the Releasing Party as set forth on the Closing Consideration Spreadsheet as of immediately prior to the Closing, in each case on and subject to the terms and conditions of the this Agreement, (B) any other rights of the Member Party under this Agreement and the Related Agreements to which the Member Party is a party, (C) accrued and unpaid salary arising in the ordinary course of business consistent with past practices owing to a Member Party for the pay period that includes the Closing Date, in each case, to the extent included in the calculation of the Closing Net Working Capital Amount, and (D) rights of a Member Party to reimbursement of business expenses incurred in the ordinary course of business and in accordance with the policies and practices of the Company to the extent reflected in the Closing Net Working Capital Amount. (b) Release.

-55- (i) Each Member Party represents, warrants, covenants, acknowledges and agrees, on behalf of himself, herself or itself (as applicable) and each other Releasing Party that: (1) Each Releasing Party (x) has no Released Matters, (y) has not transferred or assigned, or purported to transfer or assign, any Released Matters, and (z) shall not transfer or assign, or purport to transfer or assign, any Released Matters, in the case of each of clauses (x), (y) and (z), either (i) against the Company or (ii) any other Released Party which claim (solely for purposes of this clause (ii)) relates to or is with respect to the Company, or the assets or operations of the Company, the Transactions, the Membership Interests or the rights of the Member Party as a member of the Company or holder of Membership Interests. (2) Effective as of the Closing, each Member Party for itself, and for and on behalf each other Releasing Parties with respect to such Member Party hereby unconditionally, irrevocably and absolutely forever releases, acquits and discharges the Released Parties from and against any and all (and covenants not to sue any Released Parties for any) Released Matters. It is the intention of the Member Party in executing this Agreement, and in giving and receiving the consideration called for herein, that the release contained in this Section 6.11(b) shall be effective as a full and final accord and satisfaction and general release of, and from, all Released Matters and the final resolution by such Member Party (on behalf of the Member Party and the Releasing Parties), on the one hand, and the Released Parties, of all Released Matters. The invalidity or unenforceability of any part of this Section 6.11 shall not affect the validity or enforceability of the remainder of this Section 6.11, which shall remain in full force and effect. (3) Unknown Released Matters. Each Releasing Party acknowledges and agrees that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party hereby waives and relinquishes any rights and benefits that Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter hereof. Releasing Party acknowledges that it may hereafter discover facts in addition to, or different from, those that Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is Releasing Party’s intention to fully and finally and forever settle and release any and all Released Matters (other than as set forth in the proviso included in Section 6.11(b)(i)(2)) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts. (ii) Other Acknowledgements. Each Releasing Party acknowledges and agrees that he, she or it (A) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (B) has signed this Agreement, including the provisions of this Section 6.11, freely and voluntarily, (C) does not rely, and has not relied, on any representation, warranty or statement not set forth in this Agreement made by Parent, the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise and (D) does not rely, and has not relied, on any representations or warranties made by the Company in this Agreement, which representations and warranties may have been made for the purpose

-56- of allocating contractual risk between the parties to this Agreement rather than establishing such matters as facts. 6.12 Transfer of Membership Interests. Prior to the Closing, each Member shall execute and deliver such other certificates, instruments agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting the transfer of the Members’ Membership Interests in the Company as contemplated by Section 1.1(a). 6.13 Securities Laws Exemption; Restrictions; Stop-Transfer Instructions; Legends. (a) Each of the parties hereto shall use its reasonable best efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Membership Interest Purchase to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws. (b) Each Member receiving shares of Parent Common Stock and every transferee or assignee of any shares of Parent Common Stock from a Member or any transferee or assignee of any Member shall be bound by and subject to the terms and conditions of this Section 6.13, and the transfer restrictions set forth in this Agreement, and Parent may require, as a condition precedent to the transfer of any shares of Parent Common Stock subject to this Section 6.13, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 6.13. (c) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (a) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been purportedly so transferred. (d) Each Member shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any shares of Parent Common Stock issued in connection with the Membership Interest Purchase, nor shall any Member enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock issued as Closing Stock Preferred Consideration, Closing Stock Ordinary Consideration, Closing Stock Consideration, First Earnout Stock Consideration or Second Earnout Stock Consideration, in each case for a period of 365 days after each such Member has the right to receive any such shares of Parent Common Stock issued as Closing Stock Preferred Consideration, Closing Stock Ordinary Consideration, Closing Stock Consideration, First Earnout Stock Consideration or Second Earnout Stock Consideration. For the avoidance of doubt, this restriction applies (x) with respect to any shares of Parent Common Stock issued to a Member at Closing as Closing Stock Preferred Consideration, Closing Stock Ordinary Consideration, Closing Stock Consideration, during the period from the Closing Date through the end of the 365 day period following the Closing Date and (y) with respect to any shares of Parent Common Stock issued to a Member as First Earnout Stock Consideration or Second Earnout Stock Consideration, for the 365 day period after the date such Member has the right to receive such issuance in connection with the payment of such Earnout Amount. The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

-57- (e) Each book-entry security entitlement representing any shares of Parent Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Member in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law, Parent’s certificate of incorporation, Parent’s bylaws or any other agreement to which such Member is a party): THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING A MARKET STANDOFF RESTRICTION, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS, INCLUDING THE MARKET STANDOFF RESTRICTION, ARE BINDING ON TRANSFEREES OF THESE SHARES. THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE CERTIFICATE OF INCORPORATION OF THE COMPANY AND THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. The first legend set forth in this Section 6.13(b) shall be removed by Parent from any book-entry security entitlement evidencing Parent Common Stock upon delivery by the holder thereof to Parent of a written request to that effect if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with this Agreement and Rule 144 without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Common Stock, and, in the case of (ii), upon the request and in the discretion of Parent’s transfer agent, the holder of such Parent Common Stock (x) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (y) secures the delivery to Parent’s transfer agent of an opinion by counsel, in form and substance satisfactory to Parent, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not conflict with the terms of this Agreement and will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Common Stock.

-58- 6.14 Financials. (a) Closing Financials. (i) If the Closing occurs after December 31, 2017 but prior to January 31, 2018, then prior to the Closing, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2017, including a balance sheet of the Company and the related consolidated statements of income, cash flow and members’ equity for the twelve (12) month periods then ended, which shall be prepared from the books and records of the Company and which present fairly the Company’s financial condition, operating results and cash follows as of the dates and during the periods indicated therein, (ii) if the Closing occurs after January 31, 2018, then prior to the Closing, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2017, including a balance sheet of the Company and the related consolidated statements of income, cash flow and members’ equity for the twelve (12) month periods then ended, which shall be prepared in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financials, and which shall present fairly the Company’s financial condition, operating results and cash follows as of the dates and during the periods indicated therein (the financial statements referenced in clauses (i) or (ii), the “2017 Financials”) and (iii) for every quarter ended after December 31, 2017, unaudited consolidated financial statements of the Company for such quarter(s), including an unaudited balance sheet of the Company and the related consolidated statements of income, cash flow and members’ equity for the periods then ended, which shall be prepared in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the unaudited Interim Financials (the “Closing Interim Financials”). With respect to the 2017 Financials contemplated in clause (ii) of the preceding sentence, Parent shall engage Bridgepoint Consulting LLC, and Parent shall bear all costs in connection with such engagement, to assist the Company in the preparation the 2017 Financials. (b) Pro-Forma Financials. The Company shall cooperate with and supply any information, documents and records that may be reasonably requested by, and provide access to the Company’s personnel and facilities to, Parent in connection with the preparation of any pro forma financial statements required in connection with the Transaction to satisfy its reporting obligations under applicable federal securities laws. 6.15 Commissions. The Member Parties acknowledge and agree that upon the Closing, (i) each Member Party shall have no right to receive any commissions, revenues or other payment arising out of, related to or in connection with any contract, agreement or arrangement that the Company or any Member Party has with any Referral Partner, Carrier or Field Marketing Organization, (ii) all rights to such commissions, revenues or other payments shall belong to the Company, Parent or any of its designees, (iii) to the extent a Member Party receives any commissions, revenues or other payments in respect of contract, agreement or arrangement that the Company or any Member Party has with any Referral Partner, Carrier or Field Marketing Organization, such Member Party will deliver such commission, revenue or other payment to Parent or its designee, and (iv) each Member Party shall cooperate with Parent and any of its designees to enable Parent or any of its designee to obtain the rights and benefits of any such contract, agreement or arrangement, including by executing and delivering any instrument, agreement or other documentation. 6.16 Further Assurances. Each of Parent, the Company and the Member Parties, at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary for purposes of effecting completely the consummation of Transactions contemplated hereby. The Member Parties agree that they shall cause the Company to take the actions required to be taken by the Company pursuant to the terms hereof.

-59- ARTICLE VII CONDITIONS TO THE TRANSACTION 7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, the Member Parties and Parent to effect the Transaction shall be subject to the satisfaction, at or prior to the Closing, of the following conditions: (a) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entities required to be obtained prior to the Closing in connection with the Transactions contemplated hereby shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have been expired or terminated. (b) No Prohibitive Laws; No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Transaction or any other transaction contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Transaction or any other transaction contemplated by this Agreement illegal or otherwise prohibits or restrains the consummation of the Transaction or any other transaction contemplated by this Agreement. 7.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent: (a) Representations and Warranties. (i) Representations and Warranties Concerning the Company. The representations and warranties made by the Company in Article II (other than the Fundamental Representations) that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties made by the Company in Article II (other than the Fundamental Representations) that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date). (ii) Member Parties’ Representations and Warranties. The representations and warranties of the Member Parties in Article III that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Member Parties made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Member Parties in Article III that are qualified by materiality shall

-60- have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Member Parties made only as of a specified date, which shall be true and correct in all respects as of such date). (iii) Fundamental Representations. Each of the Fundamental Representations shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties made only as of a specified date, which shall be true and correct in all respects as of such date) (b) Covenants. (i) Company Covenants. The Company shall, and the Member Parties shall have caused the Company to, have performed and complied in all material respects with all covenants and obligations under this Agreement relating to actions to be taken (or not taken) by the Company prior to the Closing. The Member Parties shall have caused the Company to have delivered to Parent all certificates and other documents required to be delivered to Parent by the Company pursuant to this Agreement prior to the Closing, including, without limitation, Section 1.6. (ii) Member Parties’ Covenants. Each Member Party shall have performed and complied in all material respects with all of its, his or hers, as the case may be, covenants and obligations under this Agreement required to be performed and complied with by such Member prior to the Closing. Each Member Party shall have delivered to Parent all certificates and other documents that such Member Party is required to deliver to Parent pursuant to this Agreement prior to the Closing. (c) Membership Interests. The Member Parties party to this Agreement shall own of record and beneficially as of the date of this Agreement and as of immediately prior to the Closing all issued and outstanding Membership Interests. (d) No Material Adverse Effect. Since each of the Year-End Balance Sheet Date and the date of this Agreement, there shall not have occurred a Company Material Adverse Effect. (e) No Litigation. There shall be no Action of any kind or nature brought by any Governmental Entity or any other Person (and still pending) or overtly threatened by any Governmental Entity or any other Person against Parent, the Member Parties, the Company, or any of their respective Subsidiaries, or any of their respective properties or any of their respective directors or officers (in their capacities as such) that (i) arises out of, or is in any way connected with, this Agreement, the Transaction or any other transaction contemplated hereby and seeks a material amount of damages, (ii) seeks to prohibit the consummation of the Transaction or any other transaction contemplated hereby, (iii) seeks to impose limitations on the ability of Parent or Member Party to consummate the Transactions contemplated by this Agreement, (iv) seeks to prohibit or impose any limitations on the ownership or operation by Parent of all or any portion of businesses or assets of Parent, the Company or any of their respective Affiliates, or to compel Parent or the Company or their respective Affiliates to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Affiliates, (v) seeks to impose limitations on the ability of Parent to effectively exercise full rights of ownership of all Membership Interests (the limitations set forth in (iv) and (v) referred to herein as “Ownership Limitations”), or (vi) may result in the imposition of criminal liability on Parent, the Company, or any officer or director of the Parent or the Company for a felony or a crime involving moral turpitude.

-61- (f) No Burdensome Regulatory Conditions. No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Transaction or the transactions contemplated hereby any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which compels or imposes any Ownership Limitations, in either case in connection with the Transaction or any other transaction contemplated by this Agreement. (g) Employee Matters. (i) Each of the Noncompetition Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto. (ii) Each of the Company PIIAs executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto. (iii) Each of the Key Employee Employment Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, or with the Company, Parent or its designee following the Closing. Each of the Key Employees (A) shall have satisfied Parent’s or its designee’s customary employee background investigation, (B) shall have executed Parent’s or its designee’s form of Inventions Proprietary Rights Assignment Agreement, (C) shall have executed Parent’s or its designee’s form of Arbitration Agreement, and (D) shall be eligible to work in the United States. (iv) At least 80% of the Employees (other than the Key Employees) to whom Parent has made an offer of employment at compensation levels no less than their current compensation (A) shall have signed an offer letter and/or employment agreement that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date or such other date designated by Parent, (B) shall not have terminated his or her employment with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, or with the Company, Parent or one of Parent’s subsidiaries following the Closing, (C) shall have satisfied Parent’s or its designee’s customary employee background investigation (which, for Other Employees, includes the absence of a record of any criminal conviction in all applicable court and police records), (D) shall have executed Parent’s or its designee’s form of Inventions Proprietary Rights Assignment Agreement, (E) shall have executed Parent’s or its designee’s form of Arbitration Agreement, and (E) shall be eligible to work in the United States; provided that if the conditions set forth above in this subpart (iv) have not been satisfied within 15 days after the date hereof, such conditions will be deemed satisfied if at least 70% of the Employees (other than the Key Employees), including the specific employees set forth on Schedule 7.2(g)(iv), have satisfied such conditions; and provided, further, that all such offers of employment shall be coordinated with the Key Employees and the Key Employees shall have the opportunity to be present at all meetings or discussions of such employment offers with such Employees. (h) Securities Laws Exemption. The issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Membership Interest Purchase and the other Transactions shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” Legal

-62- Requirements, and Parent shall have received valid written evidence reasonably satisfactory to Parent and its outside counsel confirming the foregoing. (i) Other Deliverables. Parent shall have received all of the documents and other deliveries contemplated in Section 1.6 at the time and in the manner and form provided in Section 1.6. 7.3 Conditions to Obligations of the Company and the Member Parties. The obligations of the Company and the Member Parties to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived, in writing, by the Member Representative on behalf of all Member Parties: (a) Representations and Warranties. The representations and warranties made by Parent in Article IV that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all respects as of such date). (b) Covenants. Parent shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it prior to the Closing. ARTICLE VIII INDEMNIFICATION 8.1 Survival of Representations and Warranties. The representations and warranties of the Company and the Member Parties contained in this Agreement, any Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until 11:59 p.m. (Pacific time) on the date that is twelve (12) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, (a) that in the event of fraud, willful breach or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely, (b) that the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure), Section 2.9 (Tax Matters), subsection (b) of Section 2.20 (Referral Partners, Carriers, Field Marketing Organizations and Suppliers), Section 2.23 (Brokers and Finders), Section 3.1 (Ownership of Membership Interests), Section 3.4 (Authority), Section 3.6 (Brokers’ and Finders’ Fees) and Section 3.9 (Accredited Investor; Rule 144), (collectively, the “Fundamental Representations”) shall survive for the longest applicable statute of limitations, and (c) that a representation or warranty made by the Company or the Member Parties shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in accordance with this Agreement prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing; provided, however (a) that the representations and warranties contained in Section 4.2 (Authority and Enforceability) and Section 4.4 (Capital Resources) shall survive until the

-63- Expiration Date, (b) that the representations and warranties contained in Section 4.7 (Valid Issuance) shall survive until three months following the issuance of the Closing Stock Preferred Consideration and the Closing Stock Ordinary Consideration, First Earnout Stock Consideration or the Second Earnout Stock Consideration (or, with respect to the First Earnout Amount and Second Earnout Amount, such earlier date that it is determined pursuant to the terms of this Agreement that no such consideration is payable), as applicable, and (c) that a representation or warranty made by the Parent in Section 4.2 (Authority and Enforceability), Section 4.4 (Capital Resources) and Section 4.7 (Valid Issuance) shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made by the Member Representative to Parent in writing prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties. The covenants of the parties hereto shall survive the Closing and thereafter terminate (if applicable) in accordance with their terms. 8.2 Indemnification. (a) From and after the Closing, the Indemnifying Parties shall indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Company (the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Company) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following: (i) any breach or failure to be true of any representation or warranty of the Company or the Member Parties contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement as of the date of this Agreement or as of the Closing Date, as if made as of such date, (other than the Fundamental Representations) without giving effect to (A) any qualifications based on the word “material” or similar phrases (including Company Material Adverse Effect) limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made or purported to have been made after the execution of this Agreement; (ii) any breach or failure to be true of any Fundamental Representation of the Company or the Member Parties as of the date of this Agreement or as of the Closing Date, as if made as of such date without giving effect to (A) any qualifications based on the word “material” or similar phrases (including Company Material Adverse Effect) limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made or purported to have been made after the execution of this Agreement; (iii) any breach or non-fulfillment of any covenant or other agreement made or to be performed by the Company, any Member Party or the Member Representative contained herein, or any Related Agreements or any certificate or other instrument required to be delivered by the Company, any Member Party or the Member Representative pursuant to this Agreement or in any of the Related Agreements; (iv) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Closing Consideration Spreadsheet, including any failure to properly calculate, or overstatement of, the Closing Cash Preferred Consideration, Closing Cash Ordinary Consideration, the Closing Cash

-64- Consideration (including the calculations of the Closing Net Working Capital Amount, Closing Indebtedness, Transaction Expenses that have not been paid prior to the Closing, or Pre-Closing Taxes), or any of the consideration components provided for therein or the allocation of such amounts among the Member Parties. (v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud, willful breach or intentional misrepresentation on the part of the Company, any Member Party, the Member Representative or any Representative of the Company in connection with this Agreement or the Transactions contemplated hereby; (vi) any and all claims (A) by any holder of Membership Interests relating to or arising out of the Transaction or this Agreement, including the allocation of the Closing Consideration or determination of the value of the amounts to be paid to the Member Parties, or (B) by any Person (including any current or former member of the Company) asserting, alleging or seeking to assert rights with respect to any Membership Interests or securities of the Company, including any claim asserted, based upon or related to (1) the ownership or rights to ownership of any Membership Interests or securities of the Company, (2) any rights of a member of the Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, (3) any rights under the Operating Agreement or with respect to any actions (or failures to comply) in contravention of any obligations or duties owed to the members of the Company and (4) any claim that such Person’s Membership Interests or other equity securities in the Company were wrongfully repurchased by the Company, in each case, except for the right following the Closing and in compliance with the terms of this Agreement of a holder of Membership Interests to receive such portion of the Closing Consideration as provided herein and set forth on the Closing Consideration Spreadsheet; (vii) regardless of any disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company (against the Company, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Operating Agreement, under any indemnification agreement or similar Contract, under any Legal Requirement or otherwise), in each case, with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing, including with respect to any act or omission related to or in connection with this Agreement; or (viii) any of the matters described on Schedule 8.2(a)(viii). (b) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Closing Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements. (c) From and after the Closing, the rights of Parent and the Indemnified Parties to indemnification under this Article VIII shall be the sole and exclusive remedies of Parent and the Indemnified Parties subsequent to the Closing Date with respect to any indemnifiable matters set forth in Section 8.2(a); provided, however, this Section 8.2(c) shall not limit (i) any claims or causes of actions arising out of fraud, willful breach or intentional misrepresentation; (ii) any equitable remedies or specific enforcement or similar rights; or (iii) any Related Agreement (other than the Escrow Agreement ) or any of the employment agreements or arrangements entered into in connection with this Agreement.

-65- 8.3 Limitations on Indemnification. (a) If the transactions contemplated hereby are consummated, the Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) in respect of a breach of, or inaccuracy in, a representation or warranty that is qualified or limited in scope as to “materiality” or similar phrases (including Company Material Adverse Effect) until the amount of Losses directly or indirectly paid, incurred, suffered or sustained by the Indemnified Parties (or any of them) which may be recovered from a Indemnifying Party with respect to such indemnification claim (or series of claims arising from the same or substantially similar facts, events, or circumstances) equals or exceeds $10,000 (the “Individual Claim Threshold” and any such Loss that is disregarded pursuant to this Section 8.3(a), a “Non-Qualified Loss”), after which, subject to Section 8.3(b), the Indemnifying Party shall be liable for the full amount of all Losses with respect to such claim and not only those in excess of the Individual Claim Threshold; provided, however, that the preceding restriction set forth in this Section 8.3(a) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to breaches of, or inaccuracies in, the Fundamental Representations, or clauses (ii) through (viii) of Section 8.2(a), inclusive of any other claims or causes of action under applicable law arising out of fraud, willful breach or intentional misrepresentation by the Company or the Member Parties (or any of their agents) in connection with this Agreement or the transactions contemplated hereby, provided further, that all Losses in respect of a breach of or inaccuracy in a representation or warranty in the third sentence of Section 2.1(a) shall be aggregated for purposes of this Section 8.3(a). (b) If the transactions contemplated hereby are consummated, the Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) until the aggregate dollar amount of all Losses directly or indirectly paid, incurred, suffered or sustained by the Indemnified Parties (or any of them) exceeds $250,000 in the aggregate (the “Threshold”), and if the aggregate of all Losses directly or indirectly paid, incurred, suffered or sustained by the Indemnified Parties (or any of them) exceeds the Threshold, then the Indemnified Parties shall be entitled to indemnification for all such Losses that would otherwise be indemnifiable pursuant to Section 8.2(a)(i) (including all Losses incurred prior to exceeding the Threshold) subject to the other limitations and qualifications set forth in this Article VIII; provided, however, that the preceding restriction set forth in this Section 8.3(b) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to breaches of, or inaccuracies in, the Fundamental Representations, or clauses (ii) through (viii) of Section 8.2(a), inclusive of any other claims or causes of action under applicable law arising out of fraud, willful breach or intentional misrepresentation by the Company or the Member Parties (or any of their agents) in connection with this Agreement or the transactions contemplated hereby. (c) The Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a)(i) for any amount of indemnifiable Losses in excess of the General Indemnity Amount; provided, however, that notwithstanding the foregoing, the preceding restriction set forth in this Section 8.3(c) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to clauses (ii) through (viii) of Section 8.2(a), inclusive, or any other claims or causes of action under applicable law arising out of fraud, willful breach or intentional misrepresentation by the Company or the Member Parties (or any of their agents) in connection with this Agreement or the transactions contemplated hereby. (d) The indemnification obligations of each Person within a Member Group shall be joint and several with the indemnification obligations of all other Persons within such Member Group. The indemnification obligations of each Member Group shall be several, but not joint, with the indemnification obligations of the other Member Group. Without limiting Section 8.2(a), with respect to each Member Group, the Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a) from a Member Group (on a combined basis) in excess of an amount equal to (a) the aggregate of

-66- the Pro Rata Indemnity Portions for all Persons within such Member Group multiplied by (b) the Aggregate Consideration. (e) Any Loss for which any Indemnified Party is entitled to indemnification under Section 8.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the right to indemnification shall not be limited to the extent that the amount of Losses for such state of facts has not previously been recovered. (f) All amounts required to be paid to an Indemnified Party pursuant to the terms of this Article VIII shall be reduced by any amount actually received by an Indemnified Party under any insurance policies (net of any correspondent premium increase or related costs of obtaining such insurance related payment); provided, that, if an indemnification payment under Section 8.2(a) is received by an Indemnified Party from an Indemnifying Party in respect of a Loss, and such Indemnified Party later receives insurance proceeds in respect of such Loss, such Indemnified Party will promptly pay to the Indemnifying Party a sum equal to the lesser of (i) the amount of such insurance proceeds received (net of any costs of enforcement, deductibles, retro-premium adjustments, costs of collection and other out-of- pocket costs incurred in connection with recovering such proceeds) or (ii) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses (such amount, the “Insurance Recovery Amount”); provided, further, that (A) (1) if such indemnification payment was received by an Indemnified Party from the Escrow Fund, and (2) the date is prior to the Expiration Date, then such Indemnified Party shall instead remit the Insurance Recovery Amount to the Escrow Agent for deposit into the Escrow Fund pursuant to the terms of the Escrow Agreement and (B) Parent shall be entitled to set off and retain such Insurance Recovery Amount for all Losses of the Indemnified Parties to the extent the Indemnified Parties have Losses resulting from or arising out of any of the matters set forth in clauses (i) - (viii) of Section 8.2(a) for which Parent was not indemnified, or any other Losses that were covered by Section 8.2(a). In addition, to the extent that a liability is expressly and specifically included in the calculation of the Closing Net Working Capital Amount as finally determined pursuant to Section 1.7 or in the calculation of Closing Indebtedness, and such liability reduced on a dollar-for-dollar the amount of the Closing Cash Consideration (the “Pre-Paid Liabilities”), then the Indemnified Parties shall not be entitled to be indemnified for the express and specific amount of such Pre-Paid Liability (with the intent of this provision to merely be to avoid “double counting”). (g) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or the Member Parties or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Parent and the Member Parties each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Closing Consideration that Parent would have paid in connection with the transactions contemplated hereby. (h) Notwithstanding any provision of this Agreement, the Operating Agreement or any agreement between the Company and any Member Party or its affiliates to the contrary, none of the

-67- Indemnifying Parties (nor any of their Affiliates or equityholders) (including any officer or director of the Company) shall have any right of contribution, indemnification or right of advancement from the Company or Parent with respect to any Loss claimed by an Indemnified Party, and in no event shall Parent or the Company or any of their Subsidiaries be obligated to reimburse, contribute, indemnify or hold harmless any Indemnifying Party or its affiliates in connection with any Losses or obligations under this Article VIII. Without the consent of Parent, an Indemnifying Party cannot claim any right to indemnification as an Indemnified Party under Section 8.2(a). (i) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the liability of any Person with respect to or in connection with a claim based on fraud, willful breach or intentional misrepresentation committed by, or with the knowledge of, such Person. 8.4 Indemnification Claim Procedures. (a) Period for Indemnification Claims. Notwithstanding anything to the contrary contained herein, an Indemnified Party may make an indemnification claim under this Article VIII at any time prior to the Expiration Date in respect of Losses resulting from, arising out of, or relating to the matters listed in clause (i) of Section 8.2(a), and such Indemnified Party may recover Losses from the Escrow Fund pursuant to this Section 8.4 or pursuant to such Indemnified Party’s right of set off in Section 8.5. No right to indemnification pursuant to Article VIII in respect of any indemnification claim relating to the matters listed in clause (i) of Section 8.2(a) that is set forth in an Indemnification Claim Notice delivered to the Member Representative (with a copy to the Escrow Agent) prior to the Expiration Date shall be affected by the expiration of such representations and warranties. (b) Subject to the limitations set forth in Section 8.3, if an Indemnified Party wishes to make an indemnification claim under this Article VIII (each an “Indemnification Claim”), such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Member Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated Liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof. If an Indemnification Claim under this Article VIII may be brought under different or multiple sections, clauses or sub-clauses of Section 8.2(a) (or with respect to different or multiple representations, warrants or covenants), then the Indemnified Parties shall have the right to bring such Indemnification Claim under any such section, clause, subclause, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision. (c) If the Member Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Member Representative on behalf of the Indemnifying Parties (or the applicable

-68- Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice. (d) In the event that Parent shall receive written agreement from the Member Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice, the Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund to the Indemnified Party an amount equal to the Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party in accordance with such memorandum, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, the aggregate Pro Rata Indemnity Portion of such shortfall of each Person in such Indemnifying Party’s Member Group. (e) In the event that the Member Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(c) (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Indemnifying Party within 30 days after delivery of such Indemnification Claim Notice), the Member Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Member Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund to the Indemnified Party an amount equal to the Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party in accordance with such memorandum, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, the aggregate Pro Rata Indemnity Portion of such shortfall of each Person in such Indemnifying Party’s Member Group. (f) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Member Representative (or the objecting Indemnifying Party) may demand arbitration of the matter, unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in San Francisco, California under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount

-69- of any claim shall be final, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute among the Member Parties or any Indemnifying Party and the Indemnified Parties under this Article VIII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this Article VIII. (g) Initial Recovery from Escrow. So long as the amount in the Escrow Fund exceeds the aggregate amount of all Indemnification Claims that have been asserted but not resolved, the Indemnified Parties shall seek to recover amounts in respect of Indemnification Claims under this Agreement from the Escrow Fund prior to seeking to recover amounts in respect of such Indemnification Claims directly from any Indemnifying Party; provided, however, for the avoidance of doubt, that to the extent any amounts are released from the Escrow Fund to any Indemnified Party pursuant to Indemnification Claims brought pursuant to any of clauses (ii) through (viii) of Section 8.2(a), inclusive, such recovered amounts shall not be included for purposes of calculating the limitations set forth in Section 8.3(c). (h) Payment of Indemnification Claims from Escrow Fund; Distribution of the Escrow Fund. Within five (5) Business Days of the Expiration Date, Parent will notify the Member Representative in writing (the “Good Faith Escrow Notification”) of the amount that Parent determines to be reasonably necessary to satisfy all claims for indemnification that have been asserted in accordance with this Agreement, but not resolved on or prior to 11:59 p.m. (Pacific time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”) and shall send to the Member Representative Parent’s calculation of the Retained Escrow Amount. Promptly following the Expiration Date, (x) in the event that Parent delivers the Good Faith Escrow Notification to the Member Representative within five (5) Business Days of the Expiration Date, the Escrow Agent shall release an amount equal to (i) the amount held in the Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) an amount equal to the Retained Escrow Amount, to be distributed by the Escrow Agent to the Indemnifying Parties or (y) in the event that Parent does not deliver the Good Faith Escrow Notification to the Member Representative within five (5) Business Days of the Expiration Date, the Escrow Agent shall release an amount equal to (i) the amount held in the Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) an amount necessary to satisfy all Continuing Claims as set forth in Parent’s initial Indemnification Claim Notice for such claims. Any amounts remaining in the Escrow Fund after resolution and payment of all Continuing Claims (as reduced from time to time pursuant to the terms of this Agreement), if any, shall promptly be transferred and delivered to the Indemnifying Parties. No interest shall accrue or be payable on the Escrow Fund as provided in the Escrow Agreement. Distributions from the Escrow Fund to the Indemnifying Parties shall be made in accordance with their Pro Rata Ordinary Payment Portions; provided, that, if Parent has received a distribution from the Escrow Fund with respect to any Indemnifying Party, the amount to be distributed to such Indemnifying Party shall be proportionately reduced by such amount. The Member Representative shall calculate the amount of such payment to be allocated to each Indemnifying Party, which calculation shall be subject to the review of Parent, and which allocation shall be based on each Member’s Pro Rata Ordinary Payment Portion.

-70- (i) Third Party Actions. In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder, Parent will, as promptly as practicable after receipt of notice of any such Action, notify the Member Representative of the commencement thereof. The failure to so notify the Member Representative of the commencement of any such Action will relieve the Indemnifying Parties from Liability in connection therewith only if and to the extent that such failure materially and adversely affects the defense of such Action. Parent shall have the right, in its sole discretion, to control the defense and the settlement, adjustment or compromise of such Action and the costs and expenses incurred by Parent and its Subsidiaries (including the Company) in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Parent may seek indemnification pursuant to Section 8.2(a); provided, however, that the Member Representative and its counsel (at the sole expense of the Member Representative) may participate in (but not control the conduct of) the defense of such Action; provided further that, except with the consent of the Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Action with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Member Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any such Indemnification Claim against the Escrow Fund with respect to such settlement. 8.5 Right to Satisfy Indemnification Claims by Reducing Earnout Amounts. (a) Subject to the applicable limitations in Section 8.3, Parent is expressly authorized to withhold and set off any Losses for which it is entitled to indemnification hereunder (including for the Negative Adjustment), subject to final resolution of the claims set forth in any Indemnification Claims pursuant to Section 8.2, against any Earnout Amount(s) due and payable, if any, provided, that, Parent shall set off any Losses first against the Earnout Cash Consideration, and second, against the Earnout Stock Consideration. (b) Notwithstanding Section 8.2, if at the time any Earnout Amount becomes due and payable, (i) there shall be any outstanding Indemnification Claim Notice with respect to an Indemnification Claim, and (ii) the amount of Losses that Parent reasonably anticipates to be entitled to in satisfaction of the claims set forth therein (such estimated amount for all pending claims, collectively, the “Anticipated Losses”), exceeds the amount in the Indemnity Escrow Fund that is then available to satisfy indemnification claims, then (A) at Parent’s election, the amount of the Earnout Amount to be paid at such time may be withheld by Parent in an aggregate amount equal to the amount of the Anticipated Losses (the aggregate amount of all Anticipated Losses so withheld, the “Retained Loss Amount”), pending the final resolution of such unresolved Indemnification Claim in accordance with this Agreement, (B) Parent shall deliver the remaining portion of such Earnout Amount for distribution pursuant to the terms of Sections 1.1(b), 1.2(e) and 8.4(h) and (C) Parent shall promptly provide the Member Representative with written notice of any Earnout Amount pursuant to this Section 8.5. (c) Following the final resolution pursuant to this Agreement of any Indemnification Claim for which a Retained Loss Amount was retained, (A) if Parent has been finally determined pursuant to such resolution to have suffered aggregate indemnifiable Losses under this Article VIII with respect to such Indemnification Claim in amount less than such Retained Loss Amount after taking into account the amount of such Losses to be satisfied from the Escrow Fund, then Parent shall, within ten (10) days after such final resolution, pay (or shall cause to be paid) the portion of the Retained Loss Amount that was not used to satisfy such indemnifiable Losses and that is not necessary in Parent’s reasonable judgment to satisfy any other pending Indemnification Claims, for distribution pursuant to the terms of Sections 1.1(b), 1.2(e) and 8.4(h), and (B) if Parent has been finally determined pursuant to such

-71- resolution to have suffered aggregate indemnifiable Losses under this Article VIII with respect to such Indemnification Claim in an amount less than, equal to or greater than such Retained Loss Amount (after taking into account the amount of such Losses to be satisfied from the Escrow Fund), then Parent shall be entitled to set-off and permanently retain such Retained Loss Amount (or the applicable portion thereof to the extent that the finally-determined aggregate indemnifiable Losses are less than such Retained Loss Amount). For the avoidance of doubt, if the final amount of Losses for such Indemnification Claim exceeds the aggregate amount by which such Earnout Amount was set-off and permanently retained, then, subject to the applicable limitations in Section 8.3, Parent shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article VIII. 8.6 Member Representative. Each of the Indemnifying Parties hereby appoints the Member Representative as his, her or its true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on their behalf, to consent to the calculations, including the allocation of the Closing Consideration among the Members, provided for in the Closing Consideration Spreadsheet, and to exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement. (a) The Member Representative shall have and may exercise on behalf of the Indemnifying Parties all of the powers conferred upon him or her pursuant to this Agreement and the Escrow Agreement, which shall include: (i) The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties; (ii) The power and authority to negotiate and resolve with the Indemnified Parties the determination of the components of Closing Cash Consideration; (iii) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument; (iv) The power (subject to the provisions of Section 8.6(c)) to contest, negotiate, defend, compromise or settle any Indemnification Claims or Actions for which an Indemnified Party may be entitled to indemnification through counsel selected by the Member Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, resolve any Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Member Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement; (v) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;

-72- (vi) The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder; (vii) The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Closing Consideration in accordance with the terms hereof and in the manner provided herein); and (viii) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and in the Escrow Agreement or as the Member Representative reasonably believes are in the best interests of the Indemnifying Parties; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Member Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Parties; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Member Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Member Representative, and all references to the Member Representative in such event shall include also such Indemnifying Party. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of the respective amount of the Membership Interests held by each Member shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Member Representative shall not be entitled to, and shall not, take any action that would or could (i) cause any Indemnifying Party’s Liability hereunder to exceed its portion of the Escrow Amount, (ii) result in the amounts payable hereunder to any Indemnifying Party being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iii) result in an increase of any Indemnifying Party’s indemnity or other obligations or Liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Indemnifying Party’s prior written consent. (b) Representations of the Member Representative. (i) The Member Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder. (ii) This Agreement has been duly executed and delivered by the Member Representative and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of the Member Representative, enforceable against the Member Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. (iii) The Escrow Agreement will be duly executed and delivered by the Member Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Member Representative, enforceable against the Member Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

-73- (c) Representative Procedures Upon Receipt of Indemnification Claims. (i) Upon receipt or notice of any Indemnification Claim, the Member Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Parties. As soon as possible thereafter, the Member Representative shall notify the Indemnifying Parties of the proposed action which the Member Representative recommends shall be taken in response to such Indemnification Claim. (ii) The Member Representative shall have the discretion to take such action as he or she shall determine to be in the best interest of all of the Indemnifying Parties, including authorizing the distribution to any Indemnified Party of any portion of the Escrow Fund; provided, however, that, in any event, all Indemnifying Parties are treated in substantially the same manner. (d) Notices. Any notice given to the Member Representative will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Member Representative. Any action taken by, or notice or instruction received from, the Member Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties. Except as otherwise contained herein, Parent, the Members and the Company may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Parties. (e) Agreement of the Representative. The Member Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement. (f) Liability of the Representative. The Member Representative shall not be personally liable as the Member Representative to any Indemnifying Party for any act done or omitted hereunder as Member Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall severally (but not jointly) indemnify the Member Representative and hold the Member Representative harmless against any Losses incurred without gross negligence or bad faith on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder. 8.7 Reliance on Member Representative. Parent and its Affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely on the appointment of the Member Representative and treat such Member Representative as the duly appointed attorney-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent or its respective affiliates (including, after the Closing, the Company) or the Escrow Agent shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Member Representative. No resignation of the Member Representative shall become effective unless at least 30 days prior written notice of the replacement or resignation of such Member Representative shall be provided to Parent and the Escrow Agent. Parent and its respective Affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Indemnifying Parties holding a majority interest in the Escrow Fund held in escrow at such time may remove the Member Representative by a written instrument delivered to the Member Representative, Parent and the Company, and, in such event and also if the Member Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Member Representative hereunder shall be appointed by a written instrument signed by Indemnifying Parties holding a majority interest in the Escrow Fund held in escrow at such time and delivered to Parent and the Escrow Agent.

-74- ARTICLE IX TERMINATION, AMENDMENT AND WAIVER 9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing: (a) by mutual written agreement of the Company and Parent; (b) by Parent or the Company if the Closing Date shall not have occurred by February 28, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes breach of this Agreement; (c) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Transaction illegal or otherwise prohibits consummation of the Transaction, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable; (d) by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement made by the Company or the Member Parties (or any Member Party) in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; or (e) by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent in this Agreement such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent. 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company or the Member Parties or their respective officers, directors, members or shareholders or other equityholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.5 (Confidentiality), Section 6.6 (Public Announcement) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. 9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Member Parties are deemed to have agreed that any amendment of this Agreement signed by the Member Representative shall be binding upon and effective against the Member Parties whether or not they have signed such amendment. Notwithstanding the foregoing, the addition of a Member Party as a party to this Agreement shall not be deemed to be an amendment hereof if consented to by the Member Representative and Parent.

-75- 9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Member Representative on behalf of the Member Parties on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Member Parties agree that any extension or waiver signed by the Member Representative shall be binding upon and effective against all Member Parties whether or not they have signed such extension or waiver. ARTICLE X GENERAL PROVISIONS 10.1 Notices. All notices and other communications shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified U.S. mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent by a nationally-recognized overnight courier, fees prepaid, or (iii) on the date of transmission by electronic mail or facsimile, in each case to the intended recipient utilizing the following contact information: (a) if to Parent, to: eHealth, Inc. 440 E. Middlefield Road Mountain View, CA 94043 Attention: Scott Geisler Email: Scott.Giesler@ehealth.com with a copy (which shall not constitute notice) to: Wilson Sonsini Goodrich & Rosati One Market Plaza, Spear Tower, Suite 3300 San Francisco, California 94105 Attention: Randy Lewis, Esq. John Keyes, Esq. Facsimile No.: (415) 947-2099 (b) if to the Company to: GoMedigap 505 E. Palm Valley Blvd, Ste 240 Round Rock, TX 78664 Attention: Richard Cantu Email: richard.cantu@gomedigap.com

-76- with a copy (which shall not constitute notice) to: Greenberg Traurig, LLP 300 West 6th Street, Suite 2050 Austin, Texas 78701 Attention: Kyle K. Fox Facsimile No.: (512) 857-0232 (c) if to the Member Representative to: Kevin Walbrick 360 Nueces St. #2611 Austin, TX 78701 Email: kwalbrick@qavahventures.com with a copy (which shall not constitute notice) to: Greenberg Traurig, LLP 300 West 6th Street, Suite 2050 Austin, Texas 78701 Attention: Kyle K. Fox Facsimile No.: (512) 857-0232 Any party may, from time to time, designate any other address to which any such notice to it or such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt. 10.2 Interpretation. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to currency herein are to lawful money of the United States unless otherwise indicated. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. For purposes of this Agreement, whenever the context requires, (i) the singular number will include the plural, and vice versa; (ii) the masculine gender will include the feminine and neuter genders; (iii) the feminine gender will include the masculine and neuter genders; and (iv) the neuter gender will include the masculine and feminine genders. Unless the context otherwise requires, all references in this Agreement to the Company shall be deemed to be a reference to each of the Company and all of their direct and indirect subsidiaries. 10.3 Entire Agreement. This Agreement, the Exhibits, Annexes and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written

-77- and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder. 10.4 Assignment. This Agreement and the rights, covenants and obligations hereunder shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the parties and their permitted successors and assigns, and any reference to a party shall also be a reference to a permitted successor or assign. 10.5 Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). 10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action. 10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. 10.8 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof). 10.9 Consent to Jurisdiction. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in the Delaware Court of Chancery in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the

-78- foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. Notwithstanding the foregoing, Indemnification Claims shall be governed by the terms of Article VIII and claims under Section 1.2 and Section 1.7 shall be handled in the manner set forth therein. 10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF 10.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law. 10.12 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties, and their successors or assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement whether by law or by equity, or result in such person, firm or corporation being deemed a third-party beneficiary of this Agreement, except that the Indemnified Parties are express third-party beneficiaries hereof. 10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. [Remainder of Page Intentionally Left Blank]

A-1 AUS 536714412v18 EXHIBIT A DEFINED TERMS 1. “Accredited Investor” means a Member who either (i) completes and delivers to the Company or Parent at the date hereof, or prior to the Closing Date, an Investor Questionnaire certifying that such Member is an “accredited investor” as set forth therein or (ii) is determined by Parent in its reasonable discretion to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. 2. “Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute. 3. “Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. 4. “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non- U.S. anti-corruption or anti-bribery laws or regulations. 5. “Behavioral Data” means data collected from an IP address, device or machine identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data (i) is collected from a particular computer or device regarding online activities; or (ii) is or may be used to identify, contact, or locate an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application. 6. “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close. 7. “Business” means the Company’s business of marketing and selling insurance products to consumers. 8. “Change in Control Payments” shall mean (a) the amounts payable pursuant to the GoMedigap Change in Control Bonus Plan, adopted by the Managers on January 16, 2018 (the “Bonus Plan”) and (b) any other bonus, severance, change-in-control payments, non-statutory termination, or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) of the Company to Employees resulting from, or in connection with, the transactions contemplated hereby. 9. “Class A Units” shall mean the class A units issued and outstanding of the Company. 10. “Class B Units” shall mean the class B units issued and outstanding of the Company.

A-2 11. “Client Members” shall mean individuals who are on active insurance plans sold by the Company for which the Company is entitled to receive commissions. 12. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. 13. “Code” shall mean the Internal Revenue Code of 1986, as amended. 14. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company (excluding Licensed IP Contracts). 15. “Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that is owned or purported to be owned by the Company. 16. “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) change in general economic conditions of or in the financial or securities markets in the United States provided such changes do not disproportionately impact the Company; (ii) any adverse effect that results from any acts of war (whether or not declared), armed hostilities, or terrorism, provided such changes do not disproportionately impact the Company; or (iii) changes in applicable legal requirements or GAAP after the date hereof, provided such changes do not disproportionately impact the Company. 17. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company, including any policy, representation, obligation, or promise relating to: (i) the privacy of users of any Company Product; or (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data. 18. “Company Product” shall mean the products and services (including any websites, application, or other customer or end user interfaces) owned, made, sold or marketed by or on behalf of the Company at any time since the Company’s inception, including the marketing and selling of insurance products to consumers, and any product or service currently under development by or for the Company. 19. “Content” shall mean text, data, content or other material. 20. “Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license (whether written or oral). 21. “Customer Data” shall mean all Content (i) uploaded or otherwise provided by or for Referral Partners, Carriers, Client Members, insurance applicants, leads or prospects, or any other users of

A-3 Company Products to, or stored by any such Persons on, the Company Products; (ii) collected, created, compiled, inferred, derived, or otherwise obtained by or for the Company Products or the Company in its provision or operation of the Company Products; or (iii) compiled, inferred, or derived from any of the foregoing. 22. “Data Service” shall mean an application, service or platform, including a Social Media Platform, that allows one or more of storage, search, access, modification, and management of Content thereon. 23. “Dividend” shall mean each dividend, distribution or payment (whether in cash, stock or property) that the Company has declared or made to, or with respect to, any Member Party or any of their Affiliates or any other holder of Equity Interests. 24. “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement defining and providing for compensation, severance, incentive, profit-sharing, profits interest, change in control compensation, termination pay, post-termination or post-retirement payments, deferred compensation, performance awards, equity or equity-related awards, welfare/healthcare and disability benefits, retirement benefits, vacation and paid time off, cafeteria benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to for the benefit of any Employee by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation. 25. “Employee” shall mean any current or former employee, consultant, independent contractor, or director of the Company or any ERISA Affiliate. 26. “Environmental Laws” shall mean all applicable Legal Requirements (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity. 27. “Equity Interests” means, with respect to any Person, any phantom stock, securities, capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested. 28. “ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder. 29. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. 30. “Escrow Agent” shall mean Citibank, a National Association. 31. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

A-4 32. “Export and Import Control Laws” shall mean any U.S. Legal Requirement, regulation, or order or applicable non-U.S. Legal Requirements, regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts. 33. “GAAP” shall mean U.S. generally accepted accounting principles consistently applied. 34. “General Indemnity Amount” shall mean an amount equal to (A) the Aggregate Consideration, measured from time-to-time, multiplied by (B) ten percent (10%). 35. “Governmental Entity” shall mean any court, administrative agency, legislative body or committee, entity or commission or other federal, state, county, local, regional, or foreign governmental authority, instrumentality, agency, entity or commission. 36. “Hazardous Substance” shall mean any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea- formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws. 37. “Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS). 38. “Health Care and Insurance Laws” means all applicable Legal Requirements including but not limited to those relating to: (i) the licensure, certification, qualification or authority to transact business, including state insurance and managed care laws and regulations, in connection with enrollment in or the marketing and sale of commercial or governmental health insurance plans, including Medicare Supplemental Insurance, life insurance, dental insurance, vision insurance, and hearing insurance; (ii) the solicitation or acceptance of incentives or inducements involving Persons operating in the health care, or insurance or managed care industry; (iii) the submission or processing of applications for health insurance or the administration of claims or benefits or processing or payment for health care services, including third party administrators, utilization review agents and other Persons performing quality assurance, credentialing or coordination of benefits; (iv) coding, coverage, reimbursement, claims submission, billing and collections related to third party payors; (v) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations (“HIPAA”); (vi) the collection, use disclosure, privacy, security, integrity, accuracy, transmission, retention, storage, exchange or other protection of Private Data; (vii) the Medicare or Medicaid programs; and (viii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), the regulations promulgated thereunder, and state and federal Legal Requirements implementing the same.

A-5 39. “Indebtedness” shall mean all Liabilities, without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the Transactions), (i) for borrowed money (including outstanding balances under credit, debit or other payment cards of the Company), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)–(iv), inclusive, of any other Person. For the avoidance of doubt, any penalties, premiums, pre-payment, balloon, termination or other fees or payments payable by the Company in connection with the termination or repayment of any Indebtedness shall constitute Indebtedness. 40. “Indemnifying Parties” shall mean each of WHL Advisors, Inc., Richard Cantu, Qavah Ventures, LLC and Kevin Walbrick. 41. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world or any international treaties or conventions, whether or not the subject of an application or registration: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) rights associated with inventions, including patent and industrial design property rights; (v) rights in or relating to databases; (vi) other proprietary rights in Intellectual Property; (vii) all moral and economic rights of authors and inventors, however denominated; (viii) all goodwill associated with any of the foregoing; and (ix) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (viii) above. 42. “Intellectual Property” shall mean algorithms, APIs, confidential information, data databases, data collections, diagrams, domain names, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web pages, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing). 43. “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, with respect to Employees who perform services outside the United States. 44. “IRS” shall mean the United States Internal Revenue Service. 45. “Knowledge” (i) references to Knowledge with respect to the Company, shall mean the actual knowledge of each of Richard Cantu, Kevin Walbrick, Mary Jensen, Josh Stout and Laura Podowski after due and diligent inquiry of all relevant employees and consultants of the Company who would reasonably be expected to have actual knowledge of the matters in question and (ii) references to Knowledge with respect to a Member Party shall mean the actual knowledge of such Member Party and, if applicable, its officers, directors or managers after due and diligent inquiry.

A-6 46. “Legal Requirement” shall mean any applicable U.S. or other federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position or any statement or practice released by any Governmental Entity, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity. 47. “Liability” or “Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP. 48. “Licensed IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is bound, pursuant to which the Company is granted a license, covenant not to sue, or other right with respect to Licensed IP. 49. “Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting, provision or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, in each case that are not owned by, or purported to be owned by, the Company. 50. “Lien” shall mean any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by contract or by operation of law and whether voluntary or involuntary), excluding licenses and use restrictions contained in any Contract related to Intellectual Property or Technology. 51. “Losses” of a person shall mean, without duplication, the amount of any losses, Liabilities, deficiencies, damages, Taxes, claims, awards, judgments, fines, penalties costs or other expenses (including, without limitation, reasonable attorneys’, consultants’, and experts’ fees and expenses) directly or indirectly paid, sustained, suffered or incurred by the Indemnified Parties (or any of them), provided, however, that “Losses” shall not include punitive damages, except in the case of fraud, criminal activity, willful breach or misconduct or intentional misrepresentation, or to the extent actually awarded to a Governmental Entity or other third party. 52. “Made Available” shall mean that the Company has posted such materials to the virtual data room on Box.com or made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two (2) Business Days prior to the date of this Agreement. 53. “Member Group” shall mean the following groups of Member Parties (i) WHL Advisors, Inc., a Texas corporation and Richard Cantu collectively shall constitute a “Member Group” and (ii) Qavah Ventures, LLC, a Texas limited liability company and Kevin Walbrick collectively shall constitute a “Member Group.” 54. “Membership Interests” shall mean the Class A Units and Class B Units.

A-7 55. “Memorandum of Understanding” means the Memorandum of Understanding, dated as of March 22, 2013, by and between the Company, Richard Cantu and Kevin Walbrick. 56. “Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity. 57. “Other Employees” shall mean the employees, consultants and contractors of the Company who receive an offer of employment from Parent or a Subsidiary of Parent prior to the Closing Date, other than the Key Employees. 58. “Pension Plan” shall mean each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA. 59. “Permits” shall mean all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals. 60. “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof). 61. “Personal Data” shall mean: (i) information about an individual, or an individual account or device, that either contains data elements that identify the individual, account, or device, or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, account, or device including, but not limited to, a person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Data also includes any information not listed in (i) or (ii) above if such information is defined as “personal data”, “protected health information”, “personally identifiable information”, or “personal information” under any Legal Requirement. 62. “Pre-Closing Taxes” shall mean (i) any and all Liabilities of the Company (A) for, or with respect to, any Taxes attributable or allocable to any taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), or (B) as a result of any breach of any representation or warranty under Section 2.9 and (ii) any Taxes attributable to the transactions contemplated by this Agreement, including any transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated by this Agreement, any Transaction Payroll Taxes (to the extent not included in Transaction Expenses, but excluding Transaction Payroll Taxes resulting from the Bonus Plan) and any withholding Taxes imposed on or with respect to any payments hereunder. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and Taxes other than Property Taxes imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property

A-8 placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period. 63. “Private Data” means Personal Data and Behavioral Data. 64. “Pro Rata Indemnity Portion” shall with respect to each Member (i) the portion of the Aggregate Consideration payable to such Member in connection with this Agreement divided by (ii) the Aggregate Consideration payable to all Members in connection with this Agreement. 65. “Pro Rata Ordinary Payment Portion” shall mean 50% with respect to WHL Advisors, Inc., and 50% with respect to Qavah Ventures, LLC. 66. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trade-marks, business names, domain names, and social media handles and all applications for any of the foregoing. 67. “Related Agreements” shall mean the Confidential Disclosure Agreement, the Key Employee Employment Agreements, the Payoff Letters, the Escrow Agreement, the Noncompetition Agreements, the Company Certificate, the Company Authorization Certificate, the Investor Questionnaires, the Market Restriction Agreements, the Member Parties’ Certificate, and all other agreements and certificates entered into by the Company or any of the Members in connection with the transactions contemplated herein. 68. “Related Party” shall mean any current or former Member Party, Employee, officer or director of the Company or any of its respective Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act). 69. “Representative” with respect to any Person, means such Person’s Affiliates, directors, officers, employees, shareholders, members, agents or other representatives. 70. “Securities Act” shall mean the Securities Act of 1933, as amended. 71. “Social Media Platform” shall mean any social media-related service, application, application programming interface (API), or platform, including any provided by Facebook, Inc., Twitter Inc., Google Inc., LinkedIn Corporation or any of their respective Affiliates. 72. “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership). 73. “Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible),

A-9 environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law. 74. “Third-Party Content” shall mean Content obtained by the Company or Company Products pursuant to Data Access Contracts or directly or indirectly through the use of “crawling” or similar means. 75. “Transaction Expenses” means, without duplication (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred or payable by or on behalf of the Company in connection with the Transactions (whether or not billed or invoiced prior to the Closing and including any such amounts incurred or payable by any other Person for which the Company is or becomes liable), (ii) any termination, pre-payment, balloon, change-in-control or similar fees or payments (including penalties) of the Company in connection with, or resulting from, the Transactions, or the early termination of Contracts as a result of, or in connection with, the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Transactions for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract; (iii) any bonus, severance, change-in-control payments, non-statutory termination, or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) of the Company to Employees resulting from, or in connection with, the Transactions; (iv) any extended reporting period endorsement with respect to any directors’ and officers’ liability insurance coverage; (v) Transaction Payroll Taxes (other than Transaction Payroll Taxes resulting from the Bonus Plan); (vi) 50% of the fees and expenses of the Escrow Agent; and (vii) all fees, costs, expenses or other payments of the Company in respect of any distributions by the Company to the Members (including as set forth on Schedule 5.2(b)), to the extent not paid prior to Closing. For purposes of clarity, “Transaction Expenses” shall be calculated prior to giving effect to any payment of such amounts by or on behalf of Parent in connection with or following the Closing. 76. “Transaction Payroll Taxes” shall mean all employer portion of payroll or similar Taxes incurred in connection with any bonuses, option cash outs, option assumption or substitution or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company.